Exhibit 10.1

EXECUTION COPY

$600,000,000

THREE-YEAR CREDIT AGREEMENT

AMONG

AON CORPORATION,

as Borrower,

THE LENDERS,

CITIBANK, N.A.,

as Administrative Agent,

JPMORGAN CHASE BANK, N.A.

and

PNC BANK, N.A.,

as LC Issuers,

THE BANK OF NEW YORK,

as Documentation Agent,

ABN AMRO BANK N.V.

and

J.P. MORGAN SECURITIES INC.,

as Syndication Agents,

and

CITIGROUP GLOBAL MARKETS INC.,

ABN AMRO BANK N.V.

and

J.P. MORGAN SECURITIES INC.,

as Joint Lead Arrangers,

DATED AS OF

February 3, 2005

CITIGROUP GLOBAL MARKETS, INC.,

as SOLE BOOK MANAGER

TABLE OF CONTENTS

ARTICLE I DEFINITIONS
ARTICLE II THE CREDITS
2.1.	Commitment
2.2.	Required Payments
2.3.	Ratable Loans
2.4.	Types of Advances
2.5.	Facility Fee; Utilization Fee; Reductions in Aggregate Commitment
2.6.	Minimum Amount of Each Advance
2.7.	Optional Principal Payments
2.8.	Method of Selecting Types and Interest Periods for New Advances
2.9.	Conversion and Continuation of Outstanding Advances
2.10.	Changes in Interest Rate, etc.
2.11.	Rates Applicable After Default
2.12.	Method of Payment
2.13.	Noteless Agreement; Evidence of Indebtedness
2.14.	Telephonic Notices
2.15.	Interest Payment Dates; Interest and Fee Basis
2.16.	Notification of Advances, Interest Rates, Prepayments and Commitment Reductions
2.17.	Lending Installations
2.18.	Non-Receipt of Funds by the Administrative Agent
2.19.	Facility LCs
2.20.	Replacement of Lender
ARTICLE III YIELD PROTECTION; TAXES
3.1.	Yield Protection
3.2.	Changes in Capital Adequacy Regulations
3.3.	Availability of Types of Advances
3.4.	Funding Indemnification
3.5.	Taxes
3.6.	Lender Statements; Survival of Indemnity
ARTICLE IV CONDITIONS PRECEDENT
4.1.	Effectiveness
4.2.	Each Credit Extension
ARTICLE V REPRESENTATIONS AND WARRANTIES
5.1.	Corporate Existence and Standing
5.2.	Authorization and Validity
5.3.	Compliance with Laws and Contracts
5.4.	Governmental Consents
5.5.	Financial Statements
5.6.	Material Adverse Change
5.7.	Taxes
5.8.	Litigation and Contingent Obligations
5.9.	ERISA
5.10.	Defaults

i

5.11.	Regulation U
5.12.	Investment Company; Public Utility Holding Company
5.13.	Ownership of Properties
5.14.	Material Agreements
5.15.	Environmental Laws
5.16.	Insurance
5.17.	Insurance Licenses
5.18.	Disclosure
ARTICLE VI COVENANTS
6.1.	Financial Reporting
6.2.	Use of Proceeds
6.3.	Notice of Default
6.4.	Conduct of Business
6.5.	Taxes
6.6.	Insurance
6.7.	Compliance with Laws
6.8.	Maintenance of Properties
6.9.	Inspection
6.10.	Capital Stock and Dividends
6.11.	Merger
6.12.	Liens
6.13.	Affiliates
6.14.	Change in Fiscal Year
6.15.	Inconsistent Agreements
6.16.	Dispositions
6.17.	Financial Covenants
6.18.	ERISA
6.19.	Guarantors
6.20.	Indebtedness
6.21.	Acquisitions
ARTICLE VII DEFAULTS
ARTICLE VIII ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES
8.1.	Acceleration; Facility LC Collateral Account
8.2.	Amendments
8.3.	Preservation of Rights
ARTICLE IX GENERAL PROVISIONS
9.1.	Survival of Representations
9.2.	Governmental Regulation
9.3.	Headings
9.4.	Entire Agreement
9.5.	Several Obligations; Benefits of this Agreement
9.6.	Expenses; Indemnification
9.7.	Numbers of Documents
9.8.	Accounting
9.9.	Severability of Provisions
9.10.	Nonliability of Lenders

9.11.	Confidentiality
9.12.	Disclosure
9.13.	USA PATRIOT ACT NOTIFICATION
ARTICLE X THE ADMINISTRATIVE AGENT
10.1.	Appointment
10.2.	Powers
10.3.	General Immunity
10.4.	No Responsibility for Loans, Recitals, etc.
10.5.	Action on Instructions of Lenders
10.6.	Employment of Administrative Agents and Counsel
10.7.	Reliance on Documents; Counsel
10.8.	Administrative Agent’s Reimbursement and Indemnification
10.9.	Notice of Default
10.10.	Rights as a Lender
10.11.	Lender Credit Decision
10.12.	Successor Administrative Agent
10.13.	Fees
10.14.	Delegation to Affiliates
10.15.	Arrangers and Syndication Agents
ARTICLE XI SETOFF; RATABLE PAYMENTS
11.1.	Setoff
11.2.	Ratable Payments
ARTICLE XII BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS
12.1.	Successors and Assigns
12.2.	Participations
12.3.	Assignments
12.4.	Dissemination of Information
12.5.	Tax Treatment
ARTICLE XIII NOTICES
13.1.	Giving Notice
13.2.	Change of Address
ARTICLE XIV COUNTERPARTS
ARTICLE XV CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL
15.1.	CHOICE OF LAW
15.2.	CONSENT TO JURISDICTION
15.3.	WAIVER OF JURY TRIAL

EXHIBITS

Exhibit A	Form of Note
Exhibit B	Form of Facility LC Application
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Assignment and Assumption Agreement
Exhibit E	Form of Subsidiary Guaranty
Exhibit F	Form of Guarantor Financial Report

SCHEDULES

Pricing Schedule
Schedule 1	Commitments

THREE-YEAR CREDIT AGREEMENT

This Three-Year Credit Agreement, dated as of February 3, 2005, is among Aon Corporation, a Delaware corporation, the Lenders, Citibank, N.A., a national banking association, as Administrative Agent, and JPMorgan Chase Bank, N.A. and PNC Bank, N.A., as LC Issuers.

R E C I T A L S:

A.                                   The Borrower has requested the Lenders to make financial accommodations to it in the aggregate principal amount of $600,000,000; and

B.                                     The Lenders are willing to extend such financial accommodations on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements made herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
DEFINITIONS

As used in this Agreement:

“Acquisition” means the acquisition, directly, by merger or otherwise, for consideration in any single transaction or series of related transactions in excess of $25,000,000 (as determined reasonably and in good faith by the Borrower), and whether the consideration is cash, securities or other value, of (a) more than 50% of the voting Equity Interests of any Person (other than the voting Equity Interests of a Person which is (prior to such Acquisition) a Subsidiary of the Borrower), or (b) all or substantially all of the assets of, or any division or business unit of, any Person (other than any such Person which is a Subsidiary of the Borrower).

“Administrative Agent” means Citibank in its capacity as contractual representative of the Lenders pursuant to Article X, and not in its individual capacity as a Lender, and any successor Administrative Agent appointed pursuant to Article X.

“Advance” means a borrowing of Loans, (a) advanced by the Lenders on the same Borrowing Date, or (b) converted or continued by the Lenders on the same date of conversion or continuation, consisting, in either case, of the aggregate amount of the several Loans of the same Type and, in the case of Eurodollar Loans, for the same Interest Period.

“Affected Lender” is defined in Section 2.20.

“Affiliate” of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person.  A Person shall be deemed to control another Person if the controlling Person owns 10% or more of any class of voting securities (or other ownership interests) of the controlled Person or possesses, directly or indirectly, the power to direct or cause the direction of the management or policies of the controlled Person, whether through ownership of stock, by contract or otherwise.

“Aggregate Commitment” means the aggregate of the Commitments of all the Lenders, as reduced from time to time pursuant to the terms hereof.  The initial Aggregate Commitment is $600,000,000.

“Aggregate Outstanding Credit Exposure” means, at any time, the aggregate of the Outstanding Credit Exposure of all the Lenders.

“Agreement” means this Three-Year Credit Agreement, as it may be amended or modified and in effect from time to time.

“Agreement Accounting Principles” means generally accepted accounting principles as in effect from time to time, applied in a manner consistent with those used in preparing the financial statements referred to in Section 5.5.

“Alternate Base Rate” means a fluctuating interest rate per annum in effect from time to time, which rate per annum shall at all times be equal to the highest of:

(a)                                  the rate of interest announced publicly by Citibank in New York, New York, from time to time, as Citibank’s base rate;

(b)                                 the sum (adjusted to the nearest 1/4 of 1% or, if there is no nearest 1/4 of 1%, to the next higher 1/4 of 1%) of (i) 1/2 of 1% per annum, plus (ii) the rate obtained by dividing (A) the latest three-week moving average of secondary market morning offering rates in the United States for three-month certificates of deposit of major United States money market banks, such three-week moving average (adjusted to the basis of a year of 360 days) being determined weekly on each Monday (or, if such day is not a Business Day, on the next succeeding Business Day) for the three-week period ending on the previous Friday by Citibank on the basis of such rates reported by certificate of deposit dealers to and published by the Federal Reserve Bank of New York or, if such publication shall be suspended or terminated, on the basis of quotations for such rates received by Citibank from three New York certificate of deposit dealers of recognized standing selected by Citibank, by (B) a percentage equal to 100% minus the average of the daily percentages specified during such three-week period by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, but not limited to, any emergency, supplemental or other marginal reserve requirement) for Citibank with respect to liabilities consisting of or including (among other liabilities) three-month U.S. dollar non-personal time deposits in the United States, plus (iii) the average during such three-week period of the annual assessment rates estimated by Citibank for determining the then current annual assessment payable by Citibank to the Federal Deposit Insurance Corporation (or any successor) for insuring U.S. dollar deposits of Citibank in the United States; and

(c)                                  1/2 of one percent per annum above the Federal Funds Effective Rate.

“Alternate Base Rate Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.

“Alternate Base Rate Loan” means a Loan which, except as otherwise provided in Section 2.11, bears interest at the Alternate Base Rate.

“Applicable Facility Fee Rate” means, at any time, the percentage determined in accordance with the Pricing Schedule at such time.  The Applicable Facility Fee Rate shall change as and when the Borrower Debt Rating changes.

“Applicable Margin” means, (a) with respect to Alternate Base Rate Advances, 0.0%, and (b) with respect to Eurodollar Rate Advances, the percentage rate per annum which is applicable at such time with respect to Eurodollar Rate Advances as set forth in the Pricing Schedule.

“Applicable Utilization Fee Rate” means, at any time, the percentage determined in accordance with the Pricing Schedule at such time.  The Applicable Utilization Fee Rate shall change as and when the Borrower Debt Rating changes.

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Arrangers” means Citigroup Global Markets, Inc., ABN Amro Bank N.V. and J.P. Morgan Securities Inc., and their respective successors, in their capacity as “Joint Lead Arrangers”.

“Article” means an article of this Agreement unless another document is specifically referenced.

“Authorized Officer” means any of the president, chief financial officer, treasurer or vice-president and controller of the Borrower, acting singly.

“Borrower” means Aon Corporation, a Delaware corporation, and its successors permitted and assigns.

“Borrower Debt Rating” means the senior unsecured long term debt (without third party credit enhancement) rating of the Borrower as determined by a rating agency identified on the Pricing Schedule.

“Borrowing Date” means a date on which an Advance is made hereunder.

“Borrowing Notice” is defined in Section 2.8.

“Business Day” means (a) with respect to any borrowing, payment or rate selection of Eurodollar Advances, a day (other than a Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities, interbank wire transfers can be made on the Fedwire system and dealings in United States dollars are carried on in the London interbank market and (b) for all other purposes, a day (other than a

Saturday or Sunday) on which banks generally are open in New York for the conduct of substantially all of their commercial lending activities and interbank wire transfers can be made on the Fedwire system.

“Cananwill Securitization” is defined in Section 6.16(c).

“Capitalized Lease” of a Person means any lease of Property by such Person as lessee which would be capitalized on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Capitalized Lease Obligations” of a Person means the amount of the obligations of such Person under Capitalized Leases which would be shown as a liability on a balance sheet of such Person prepared in accordance with Agreement Accounting Principles.

“Cash Collateral” is defined in Section 2.19.13.

“Change” is defined in Section 3.2.

“Change in Control” means (a) the acquisition by any Person, or two or more Persons acting in concert, including without limitation any acquisition effected by means of any transaction contemplated by Section 6.11, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 20% or more of the outstanding shares of voting stock of the Borrower, or (b) during any period of 25 consecutive calendar months, commencing on the date of this Agreement, the ceasing of those individuals (the “Continuing Directors”) who (i) were directors of the Borrower on the first day of each such period or (ii) subsequently became directors of the Borrower and whose initial election or initial nomination for election subsequent to that date was approved by a majority of the Continuing Directors then on the board of directors of the Borrower, to constitute a majority of the board of directors of the Borrower.

“Citibank” means Citibank, N.A., a national banking association, in its individual capacity, and its successors.

“Code” means the Internal Revenue Code of 1986, as amended, reformed or otherwise modified from time to time.

“Collateral Date” is defined in Section 2.19.13.

“Collateral Shortfall Amount” is defined in Section 8.1.

“Commitment” means, for each Lender, the obligation of such Lender to make Loans to, and participate in Facility LCs issued upon the application of, the Borrower in an aggregate outstanding amount not exceeding the amount set forth opposite its name on Schedule 1 hereto,  as it may be modified as a result of any assignment that has become effective pursuant to Section 12.3.2 or as otherwise modified from time to time pursuant to the terms hereof.

“Communications” is defined in Section 13.1.

“Condemnation” is defined in Section 7.8.

“Consolidated” or “consolidated”, when used in connection with any calculation, means a calculation to be determined on a consolidated basis for the Borrower and its Subsidiaries in accordance with Agreement Accounting Principles.

“Consolidated Adjusted EBITDA” means, for any Measurement Period, Consolidated Net Income for such period plus, to the extent deducted from revenues in determining Consolidated Net Income, (i) Consolidated Interest Expense, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in Consolidated Net Income, extraordinary gains realized other than in the ordinary course of business, all calculated for the Borrower and its Subsidiaries on a consolidated basis; provided that, notwithstanding the foregoing provisions of this definition, no amounts shall be added pursuant to clauses (i) through (v) for any losses, costs, expenses or other charges resulting from the settlement of any Disclosed Claims or any payments in respect of any judgments or other orders thereon or any restructuring or other charges in connection therewith or relating thereto.

“Consolidated Funded Debt” means, without duplication, (i) all Indebtedness of the Borrower and its Subsidiaries of the types described in clauses (a), (b), (c), (d) and (e) of the definition of Indebtedness (excluding, for purposes of clauses (b) and (c), any leases that constitute operating leases in accordance with Agreement Accounting Principles), and (ii) all Indebtedness Borrower and its Subsidiaries of the type described in clause (j) of the definition of Indebtedness with respect to Indebtedness of the types described in clause (i) above, calculated on a Consolidated basis.

“Consolidated Interest Expense” means, for any Measurement Period, the interest expense of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Leverage Ratio” means, as of the last day of any Measurement Period, the ratio of Consolidated Funded Debt at such date to Consolidated Adjusted EBITDA for such Measurement Period.

“Consolidated Net Income” means, with reference to any period, the net income (or loss) of the Borrower and its Subsidiaries calculated on a consolidated basis for such period.

“Consolidated Net Worth” means, at any date of determination, the consolidated common stockholders’ equity of the Borrower and its consolidated Subsidiaries determined in accordance with Agreement Accounting Principles.

“Contingent Obligation” of a Person means any agreement, undertaking or arrangement by which such Person assumes, guarantees, endorses, contingently agrees to purchase or provide funds for the payment of, or otherwise becomes or is contingently liable upon, the obligation or liability of any other Person, or agrees to maintain the net worth or working capital or other financial condition of any other Person, or otherwise assures any creditor of such other Person against loss, including, without limitation, any comfort letter, operating agreement or take-or-pay contract or application for a Letter of Credit.

“Controlled Group” means all members of a controlled group of corporations or other business entities and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any of its Subsidiaries, are treated as a single employer under Section 414 of the Code.

“Conversion/Continuation Notice” is defined in Section 2.9.

“Credit Extension” means the making of an Advance or the issuance of a Facility LC hereunder.

“Credit Extension Date” means the Borrowing Date for an Advance or the issuance date for a Facility LC.

“Default” means an event described in Article VII.

“Deficit Reduction Contribution” has the meaning set forth in Section 412(l)(2) of the Code.

“Disclosed Claims” means any litigation, proceeding or investigation disclosed in (a) the Borrower’s quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2004 as filed with the Securities and Exchange Commission and (b) the Borrower’s Form 8-K dated December 6, 2004 as filed with the Securities and Exchange Commission.

“Disposition” or “Dispose” means the sale, transfer or other disposition (including any sale and leaseback transaction), in each case for consideration in any single transaction or series of related transactions in excess of $25,000,000 (as determined reasonably in good faith by the Borrower), by any Person of any Property of such Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any Equity Interests owned by such Person, or any notes or accounts receivable or any rights and claims associated therewith.

“Domestic Subsidiary” means a Subsidiary of the Borrower formed and existing under the laws of any state of the United States and the business, assets and operations of which are located in the United States.

“Environmental Laws” is defined in Section 5.15.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other similar rights entitling the holder thereof to purchase or acquire any such equity interest.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any rule or regulation issued thereunder.

“Eurodollar Advance” means an Advance which, except as otherwise provided in Section 2.11, bears interest at the applicable Eurodollar Rate.

“Eurodollar Base Rate” means, with respect to a Eurodollar Advance for the Interest Period applicable to such Eurodollar Advance, the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters Screen FRBD as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, (i) if Reuters Screen FRBD is not available to the Administrative Agent for any reason, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the applicable British Bankers’ Association Interest Settlement Rate for deposits in U.S. dollars as reported by any other generally recognized financial information service as of 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, and (ii) if no such British Bankers’ Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which Citibank offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two (2) Business Days prior to the first day of such Interest Period, in the approximate amount of Citibank’s relevant Eurodollar Loan and having a maturity equal to such Interest Period.

“Eurodollar Loan” means a Loan which, except as otherwise provided in Section 2.11,  bears interest at the applicable Eurodollar Rate.

“Eurodollar Rate” means, with respect to a Eurodollar Advance for the relevant Interest Period, the sum of (a) the quotient of (i) the Eurodollar Base Rate applicable to such Interest Period, divided by (ii) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (b) the Applicable Margin for Eurodollar Advances.

“Euro Facility” means, collectively, (i) prior to the effectiveness of the credit facilities referred to in clause (ii) below, the revolving credit facilities provided pursuant to the Credit Agreement dated as of September 24, 2001, as supplemented, modified or amended from time to time, among Aon Corporation, as guarantor, Aon Finance Limited, Aon France S.A., Aon Group Nederland B.V., Aon Holdings B.V. and Aon Jauch & Hübener Holding GmbH, as borrowers, the lenders party thereto, and Citibank International plc, as agent, and (ii) from and after the effectiveness thereof, (a) the up to €325,000,000 Three-Year Revolving Loan Facility, and (b) the up to €325,000,000 Five-Year Revolving Loan Facility, each made pursuant to the Facility Agreement, to be dated on or about February 7, 2005, among Aon Finance Limited, Aon Limited, Aon France S.A., Aon Holdings B.V., Aon Jauch & Hübener Holdings GmbH and Aon Finance N.S.1, ULC, as “Original Borrowers”, Aon Corporation, as “Original Guarantor”, Citigroup Global Markets Limited, ING Bank N.V. and The Royal Bank of Scotland plc, as “Mandated Lead Arrangers”, Citibank International plc, as “Agent”, and the “Lenders” party thereto, as the same may be supplemented, modified and amended from time to time, provided that, in each case, the principal amount of the credit committed thereunder is not increased without the consent of the Required Lenders.

“Excluded Taxes” means, in the case of each Lender or applicable Lending Installation and the Administrative Agent, taxes imposed on its overall net income, and franchise taxes imposed on it, by (i) the jurisdiction under the laws of which such Lender or the Administrative Agent is incorporated or organized or (ii) the jurisdiction in which the Administrative Agent’s or such Lender’s principal executive office or such Lender’s applicable Lending Installation is located.

“Exhibit” refers to an exhibit to this Agreement, unless another document is specifically referenced.

“Existing Credit Agreements” means (i) the $337,500,000 364-Day Credit Agreement dated as of February 5, 2004 among the Borrower, JPMorgan Chase Bank, N.A., successor by merger to Bank One, N.A., as agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time, and (ii) the $437,500,000 Three-Year Credit Agreement dated as of February 8, 2002 among the Borrower, JPMorgan Chase Bank, N.A., successor by merger to Bank One, N.A., as agent, and the lenders party thereto, as amended, restated, supplemented or otherwise modified from time to time.

“Existing Letter of Credit” means letter of credit no. SLT410834 dated December 16, 2004, in the face amount of $20,000,000, issued by JPMorgan Chase Bank, N.A. in favor of Wachovia Bank, as Trustee for the Grantor Trust established 12/6/89 with Alexander & Alexander Services, Inc., for the account of the Borrower.  Anything contained herein to the contrary notwithstanding, the Existing Letter of Credit shall be deemed for all purposes to be a Facility LC issued hereunder on the date hereof.

“Extended Facility LC” is defined in Section 2.19.13.

“Facility LC” is defined in Section 2.19.1.

“Facility LC Application” is defined in Section 2.19.3.

“Facility LC Collateral Account” is defined in Section 2.19.11.

“Facility Termination Date” means February [_], 2008, or any earlier date on which the Aggregate Commitment is reduced to zero or otherwise terminated pursuant to the terms hereof.

“Federal Funds Effective Rate” means, for any day, an interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations at approximately 10:00 a.m. (New York time) on such day on such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by the Administrative Agent in its sole discretion.

“Financial Statements” is defined in Section 5.5.

“Fiscal Quarter” means each of the four three-month accounting periods comprising a Fiscal Year.

“Fiscal Year” means the twelve-month accounting period ending December 31 of each year.

“Foreign Subsidiary” means any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Current Liability Percentage” has the meaning set forth in Section 412(l)(9)(C) of the Code.

“Governmental Authority” means any government (foreign or domestic) or any state or other political subdivision thereof or any governmental body, agency, authority, department or commission (including without limitation any taxing authority or political subdivision) or any instrumentality or officer thereof (including, without limitation, any court or tribunal and any board of insurance, insurance department or insurance commissioner) exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government and any corporation, partnership or other entity directly or indirectly owned or controlled by or subject to the control of any of the foregoing.

“Guarantor” means (a) Aon Group, Inc., a Maryland corporation, and (b) and any other direct Consolidated Subsidiary of the Borrower that executes and delivers to the Administrative Agent a Subsidiary Guaranty, provided that (i) such Subsidiary is reasonably acceptable to the Required Lenders, and (ii) the Administrative Agent shall have received, in form and substance satisfactory to the Administrative Agent, (A) documents of the types described in Sections 4.1(a) through (e) with respect to such Guarantor and the Subsidiary Guaranty executed by it and (B) a Guarantor Financial Report for the most recently ended period for which such reports are required to have been delivered for the Guarantors pursuant to Section 6.1.

“Guarantor Adjusted EBITDA” means, for any Measurement Period, the combined net income (or loss) of the Guarantors and their respective Subsidiaries for such period plus, to the extent deducted from revenues in determining net income (or loss), (i) interest expense of the Guarantors and their respective Subsidiaries, (ii) expense for taxes paid or accrued, (iii) depreciation, (iv) amortization and (v) extraordinary losses incurred other than in the ordinary course of business, minus, to the extent included in net income (or loss), extraordinary gains realized other than in the ordinary course of business, all calculated with principles of consolidation comparable to the principles used in calculating Consolidated Adjusted EBITDA and otherwise subject to the additional adjustments specified in the form of the Guarantor Financial Report attached hereto as Exhibit F; provided that, notwithstanding the foregoing provisions of this definition, no amounts shall be added pursuant to clauses (i) through (v) for any losses, costs, expenses or other charges resulting from the settlement of any Disclosed Claims or any payments in respect of any judgments or other orders thereon or any restructuring or other charges in connection therewith or relating thereto.  As of any date of determination, the term “Guarantor Adjusted EBITDA” means the amount calculated as set forth above in this paragraph for the Measurement Period ending on the last day of the most recently ended Fiscal Quarter of the Borrower for which financial statements have been delivered pursuant to Section 6.1(a) or (b) (and, in relation to any transaction or event in connection with which such calculation is required hereunder, calculated on a pro forma basis giving effect to such transaction or event).

“Guarantor Financial Report” means, with respect to any Guarantor, (a) for any Fiscal Year, a report for such Guarantor and its Subsidiaries for such Fiscal Year, and (b) for any Fiscal Quarter, a report for such Guarantor and its Subsidiaries for such Fiscal Quarter and for the period from the beginning of the applicable Fiscal Year to the end of such Fiscal Quarter, in each case substantially in the form of Exhibit F.

“Guaranty Termination Date” means the date, if any, on which each Subsidiary Guaranty is terminated in accordance with the proviso to clause (a) of Section 14 thereof.

“Hazardous Materials” is defined in Section 5.15.

“Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement and all other similar agreements or arrangements designed to alter the risks of any Person arising from fluctuations in interest rates, currency values or commodity prices.

“Immaterial Subsidiaries” means one or more Subsidiaries of the Borrower, the Consolidated total assets, Consolidated revenues and Consolidated net operating income of which, in the aggregate, do not exceed three percent (3%) of the Consolidated total assets, Consolidated revenues and Consolidated net operating income, respectively, of the Borrower and its Subsidiaries, in each case determined as of the end, or for, as the case may be, the period of four Fiscal Quarters most recently ended for which financial statements have been or are required to have been delivered pursuant to Section 6.1(a) or (b).

“Indebtedness” of a Person means (a) such Person’s obligations for borrowed money, (b) obligations of such Person representing the deferred purchase price of Property or services (other than accounts payable arising in the ordinary course of such Person’s business payable on terms customary in the trade), (c) such Person’s obligations created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d)  such Person’s obligations which are evidenced by bonds, notes, debentures, acceptances, or similar instruments, (e) Capitalized Lease Obligations of such Person, (f) Contingent Obligations of such Person, (g) obligations, contingent or otherwise, for which such Person is obligated pursuant to or in respect of Letters of Credit or bankers’ acceptances, (h) such Person’s obligations under Hedging Agreements to the extent required to be reflected on a balance sheet of such Person, (i) repurchase obligations or liabilities of such Person with respect to accounts or notes receivable sold by such Person, and (j) all Indebtedness and other obligations referred to in clauses (a) through (i) above secured by (or for which the holder of such Indebtedness or other obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property (including, without limitation, accounts and contract rights) owned by such Person or payable out of the proceeds or production from property of such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other obligations.

“Interest Period” means, with respect to a Eurodollar Advance, a period of one, two, three or six months commencing on a Business Day selected by the Borrower pursuant to this Agreement.  An Interest Period of one, two, three or six months shall end on (but exclude) the day which corresponds numerically to such date one, two, three or six months thereafter; provided, however, that if there is no such numerically corresponding day in such next, second, third or sixth succeeding month, such Interest Period shall end on the last Business Day of such next, second, third or sixth succeeding month.  If an Interest Period would otherwise end on a day which is not a Business Day, such Interest Period shall end on the next succeeding Business Day; provided, however, that if said next succeeding Business Day falls in a new calendar month, such Interest Period shall end on the immediately preceding Business Day.

“LC Fee” is defined in Section 2.19.4.

“LC Issuer” means JPMorgan Chase Bank, N.A. or PNC Bank, N.A., in either case in its capacity as an issuer of Facility LCs hereunder.

“LC Obligations” means, at any time, the sum, without duplication, of (a) the aggregate undrawn stated amount under all Facility LCs outstanding at such time plus (b) the aggregate unpaid amount at such time of all Reimbursement Obligations.

“LC Payment Date” is defined in Section 2.19.5.

“Lenders” means the lending institutions listed on the signature pages of this Agreement and their respective successors and assigns.

“Lending Installation” means, with respect to a Lender or the Administrative Agent, the office or branch of such Lender or the Administrative Agent listed on the signature pages hereof or on a Schedule or otherwise selected by such Lender or the Administrative Agent pursuant to Section 2.17.

“Letter of Credit” of a Person means a letter of credit or similar instrument which is issued upon the application of such Person or upon which such Person is an account party or for which such Person is in any way liable.

“Lien” means any security interest, lien (statutory or other), mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance or preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, the interest of a vendor or lessor under any conditional sale, Capitalized Lease or other title retention agreement).

“Loan” means, with respect to a Lender, such Lender’s loan made pursuant to Article II (or any conversion or continuation thereof).

“Loan Documents” means this Agreement, the Facility LC Applications, each Subsidiary Guaranty (until the Guaranty Termination Date) and any Notes issued pursuant to Section 2.13 and the other documents and agreements contemplated hereby and executed by the Borrower in favor of the Administrative Agent, any LC Issuer or any Lender.

“Loan Parties” means the Borrower and, at all times prior to the Guaranty Termination Date, each of the Guarantors.

“Margin Stock” has the meaning assigned to that term under Regulation U.

“Material Adverse Effect” means a material adverse effect on (a) the business, Property, condition (financial or otherwise), performance, results of operations, or prospects of the Borrower and its Subsidiaries taken as a whole, (b) the ability of the Borrower to perform its obligations under the Loan Documents, or (c) the validity or enforceability of any of the Loan Documents or the rights or remedies of the Administrative Agent, the LC Issuers or the Lenders thereunder.

“Measurement Period” means, at any date of determination, the most recently completed four consecutive Fiscal Quarters of the Borrower ending on or prior to such date.

“Minimum Guarantor EBITDA” means, for any Measurement Period, Guarantor Adjusted EBITDA of not less than $750,000,000.

“Modified Required Lenders” means Lenders in the aggregate having at least 66 2/3% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding at least 66 2/3% of the Aggregate Outstanding Credit Exposure.

“Modify” and “Modification” are defined in Section 2.19.1.

“Moody’s” means Moody’s Investors Service, Inc., or any successor thereto.

“Multiemployer Plan” means a Plan that is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

“Non-U.S. Lender” is defined in Section 3.5(d).

“Note” is defined in Section 2.13.

“Notice” is defined in Section 13.1

“Obligations” means all unpaid principal of and accrued and unpaid interest on the Loans, all Reimbursement Obligations, all accrued and unpaid fees and all expenses, reimbursements, indemnities and other obligations of the Borrower to the Lenders or to any Lender, the Administrative Agent, any LC Issuer or any indemnified party arising under the Loan Documents.

“Other Taxes” is defined in Section 3.5(b).

“Outstanding Credit Exposure” means, as to any Lender at any time, the sum of (a) the aggregate principal amount of its Loans outstanding at such time, plus (b) an amount equal to its pro rata share of the LC Obligations at such time.

“Participants” is defined in Section 12.2.1.

“Payment Date” means the last day of each March, June, September and December.

“PBGC” means the Pension Benefit Guaranty Corporation, or any successor thereto.

“Person” means any natural person, corporation, firm, joint venture, partnership, association, enterprise, limited liability company, trust or other entity or organization, or any government or political subdivision or any agency, department or instrumentality thereof.

“Plan” means an “employee pension benefit plan,” as defined in Section 3(2) of ERISA, which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code, as to which the Borrower or any member of the Controlled Group may have any liability.

“Platform” is defined in Section 13.1.

“Pricing Schedule” means the Schedule attached hereto identified as such.

“Property” of a Person means any and all property, whether real, personal, tangible, intangible, or mixed, of such Person, or other assets owned, leased or operated by such Person.

“pro rata” means, when used with respect to a Lender, and any described aggregate or total amount, an amount equal to such Lender’s pro rata share or portion based on its percentage of the Aggregate Commitment or if the Aggregate Commitment has been terminated, its percentage of the Aggregate Outstanding Credit Exposure.

“Purchasers” is defined in Section 12.3.1.

“Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor thereto or other regulation or official interpretation of said Board of Governors relating to reserve requirements applicable to depositary institutions.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System as from time to time in effect and any successor or other regulation or official interpretation of said Board of Governors relating to the extension of credit by banks and certain other Persons for the purpose of purchasing or carrying margin stocks applicable to member banks of the Federal Reserve System and certain other Persons.

“Reimbursement Obligations” means, at any time, the aggregate of all obligations of the Borrower then outstanding under Section 2.19 to reimburse the LC Issuers for amounts paid by the LC Issuers in respect of any one or more drawings under Facility LCs.

“Release” is defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. 39601 et seq.  “Released” shall have a corresponding meaning.

“Reportable Event” means a reportable event as defined in Section 4043 of ERISA and the regulations issued under such section, with respect to a Plan, excluding, however, such events as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event; provided, that a failure to meet the minimum funding standard of Section 412 of the Code or Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code.

“Required Lenders” means Lenders in the aggregate having more than 50% of the Aggregate Commitment or, if the Aggregate Commitment has been terminated, Lenders in the aggregate holding more than 50% of the Aggregate Outstanding Credit Exposure.

“Reserve Requirement” means, with respect to an Interest Period, the maximum aggregate reserve requirement (including all basic, supplemental, marginal and other reserves) which is imposed under Regulation D on Eurocurrency liabilities.

“Risk-Based Capital Guidelines” is defined in Section 3.2.

“S&P” means Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., or any successor thereto.

“Schedule” refers to a specific schedule to this Agreement, unless another document is specifically referenced.

“Section” means a numbered section of this Agreement, unless another document is specifically referenced.

“Single Employer Plan” means a Plan other than a Multiemployer Plan..

“Subsidiary” of a Person means (a) any corporation more than 50% of the outstanding securities having ordinary voting power of which shall at the time be owned or controlled, directly or indirectly, by such Person or by one or more of its Subsidiaries or by such Person and one or more of its Subsidiaries, or (b) any partnership, association, joint venture, limited liability company or similar business organization more than 50% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise expressly provided, all references herein to a “Subsidiary” shall mean a Subsidiary of the Borrower.

“Subsidiary Guaranty” means a guaranty, substantially in the form of Exhibit E hereto, executed by a Subsidiary of the Borrower in favor of the Administrative Agent and the Lenders.

“Substantial Portion” means, with respect to the Property of the Borrower and its Subsidiaries, Property which (a) represents more than 10% of the consolidated assets of the Borrower and its Subsidiaries, as would be shown in the consolidated financial statements of the Borrower and its Subsidiaries as at the end of the quarter next preceding the date on which such determination is made, or (b) is responsible for more than 10% of the consolidated net sales or of the consolidated net income of the Borrower and its Subsidiaries for the 12-month period ending as of the end of the quarter next preceding the date of determination.

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings, and any and all liabilities with respect to the foregoing, but excluding Excluded Taxes and Other Taxes.

“Termination Event” means, with respect to any Plan which is subject to Title IV of ERISA, (a) a Reportable Event, (b) the withdrawal of the Borrower or any other member of the Controlled Group from such Plan during a plan year in which the Borrower or any other member of the Controlled Group was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4068(f) of ERISA, (c) the termination of such Plan, the filing of a notice of intent to terminate such Plan or the treatment of an amendment of such Plan as a termination under Section 4041 of ERISA, (d) the institution by the PBGC of proceedings to terminate such Plan or (e) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or appointment of a trustee to administer, such Plan.

“Transferee” is defined in Section 12.4.

“Type” means, with respect to any Advance, its nature as an Alternate Base Rate Advance or a Eurodollar Advance.

“Unfunded Current Liability” has the meaning set forth in Section 412(1)(8)(A) of the Code.

“Unfunded Liabilities” means the amount (if any) by which the present value of all vested and unvested accrued benefits under all Single Employer Plans exceeds the fair market value of all such Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plans using PBGC actuarial assumptions for single employer plan terminations.

“Unmatured Default” means an event which but for the lapse of time or the giving of notice, or both, would constitute a Default.

“Wholly Owned Subsidiary” of a Person means (a) any Subsidiary all of the outstanding voting securities of which shall at the time be owned or controlled, directly or indirectly, by such Person or one or more Wholly Owned Subsidiaries of such Person, or by such Person and one or more Wholly Owned Subsidiaries of such Person, or (b) any partnership, association, joint venture, limited liability company or similar business organization 100% of the ownership interests having ordinary voting power of which shall at the time be so owned or controlled.  Unless otherwise provided, all references herein to a “Wholly Owned Subsidiary” shall mean a Wholly Owned Subsidiary of the Borrower.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms.  In computations of periods of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each mean “to but excluding”.

ARTICLE II
THE CREDITS

2.1.                              Commitment.  From and including the date of this Agreement to the Facility Termination Date, each Lender severally agrees, on the terms and conditions set forth in this Agreement, to (a) make Loans to the Borrower and (b) participate in Facility LCs issued upon the request of the Borrower; provided that, after giving effect to the making of each such Loan and the issuance of each such Facility LC, such Lender’s Outstanding Credit Exposure shall not exceed in the aggregate at any one time outstanding the amount of its Commitment.  Subject to the terms of this Agreement, the Borrower may borrow, repay and reborrow at any time prior to the Facility Termination Date.  The Commitments to lend hereunder shall expire on the Facility Termination Date.  Each LC Issuer will issue Facility LCs hereunder on the terms and conditions set forth in Section 2.19.

2.2.                              Required Payments.  All unpaid Obligations (other than LC Obligations of the type described in clause (a) of the definition thereof under Extended Facility LCs) shall be paid in full by the Borrower on the Facility Termination Date.

2.3.                              Ratable Loans.  Each Advance hereunder shall consist of Loans made from the several Lenders ratably in proportion to the ratio that their respective Commitments bear to the Aggregate Commitment.

2.4.                              Types of Advances.  The Advances may be Alternate Base Rate Advances or Eurodollar Advances, or a combination thereof, selected by the Borrower in accordance with Sections 2.8 and 2.9.

2.5.                              Facility Fee; Utilization Fee; Reductions in Aggregate Commitment. The Borrower agrees to pay to the Administrative Agent for the account of each Lender a facility fee at a per annum rate equal to the Applicable Facility Fee Rate on such Lender’s Commitment from the date hereof to the Facility Termination Date, payable on each Payment Date hereafter and on the Facility Termination Date.  The Borrower also agrees to pay to the Administrative Agent for the ratable (based on Commitment (or after termination of the Commitments, Outstanding Credit Exposure) amounts) account of the Lenders a utilization fee for each day on which the aggregate outstanding Advances and LC Obligations exceed thirty-three percent (33%) of the Aggregate Commitment, from the date hereof to the later of the Facility Termination Date and the date all Loans and Reimbursement Obligations (other than Reimbursement Obligations in respect of Extended Facility LCs) are paid in full and all Commitments are terminated, such utilization fee to be equal to the Applicable Utilization Fee Rate for such day multiplied by the sum of (a) the outstanding principal amount of the Loans on such day plus (b) the outstanding principal amount of the LC Obligations on such day, payable on each Payment Date and on the Facility Termination Date.  The Borrower may permanently reduce the Aggregate Commitment in whole, or in part ratably among the Lenders in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, upon at least three (3) Business Days’ written notice to the Administrative Agent, which notice shall specify the amount of any such reduction, provided, however, that the amount of the Aggregate Commitment may not be reduced below the Aggregate Outstanding Credit Exposure.  All accrued facility and utilization fees shall be payable on the effective date of any termination of the obligations of the Lenders to make or participate in Credit Extensions hereunder.

2.6.                              Minimum Amount of Each Advance.  Each Advance shall be in the minimum amount of $10,000,000 (and in multiples of $1,000,000 if in excess thereof); provided, however, that (a) any Alternate Base Rate Advance may be in the amount of the unused Aggregate Commitment and (b) in no event shall more than six (6) Eurodollar Advances be permitted to be outstanding at any time.

2.7.                              Optional Principal Payments.  The Borrower may from time to time pay, without penalty or premium, all outstanding Alternate Base Rate Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of the outstanding Alternate Base Rate Advances upon notice to the Administrative Agent by 11:00 a.m. (New York time) on the Business Day of the proposed prepayment.  The Borrower may from time to time pay, subject to the payment of any funding indemnification amounts required by Section 3.4 but without penalty or premium, all outstanding Eurodollar Advances, or, in a minimum aggregate amount of $10,000,000 or any integral multiple of $1,000,000 in excess thereof, any portion of an outstanding Eurodollar Advance, upon two (2) Business Days’ prior notice to the Administrative Agent.

2.8.                              Method of Selecting Types and Interest Periods for New Advances.  The Borrower shall select the Type of Advance and, in the case of each Eurodollar Advance, the Interest Period applicable thereto from time to time; provided, however, that in the event Loans are incurred on the date of this Agreement, all Loans incurred on such date shall be Alternate Base Rate Advances.  The Borrower shall give the Administrative Agent irrevocable notice (a “Borrowing Notice”) not later than 11:00 a.m. (New York time) on the Borrowing Date of each Alternate Base Rate Advance and at least three (3) Business Days before the Borrowing Date for each Eurodollar Advance, specifying:

(a)                                  the Borrowing Date of such Advance, which shall be a Business Day;

(b)                                 the aggregate amount of such Advance;

(c)                                  the Type of Advance selected; and

(d)                                 in the case of each Eurodollar Advance, the Interest Period applicable thereto, which shall end on or prior to the Facility Termination Date.

Not later than 1:00 p.m. (New York time) on each Borrowing Date, each Lender shall make available its Loan or Loans, in funds immediately available in New York, to the Administrative Agent at its address specified pursuant to Article XIII.  The Administrative Agent will make the funds so received from the Lenders available to the Borrower at the Administrative Agent’s aforesaid address.

2.9.                              Conversion and Continuation of Outstanding Advances.  Each Alternate Base Rate Advance shall continue as an Alternate Base Rate Advance unless and until such Alternate Base Rate Advance is converted into a Eurodollar Advance pursuant to this Section 2.9 or is repaid in accordance with Section 2.7.  Each Eurodollar Advance shall continue as a Eurodollar

Advance until the end of the then applicable Interest Period therefor, at which time such Eurodollar Advance shall be automatically converted into an Alternate Base Rate Advance unless (a) such Eurodollar Advance is or was repaid in accordance with Section 2.7 or (b) the Borrower shall have given the Administrative Agent a Conversion/Continuation Notice (as defined below) requesting that, at the end of such Interest Period, such Eurodollar Advance continue as a Eurodollar Advance for the same or another Interest Period.  Subject to the terms of Section 2.6, the Borrower may elect from time to time to convert all or any part of an Alternate Base Rate Advance into a Eurodollar Advance.  The Borrower shall give the Administrative Agent irrevocable notice (a “Conversion/Continuation Notice”) of each conversion of an Alternate Base Rate Advance into a Eurodollar Advance or of continuation of a Eurodollar Advance not later than 11:00 a.m. (New York time) on the date of a conversion into an Alternate Base Rate Advance, or at least three (3) Business Days, in the case of a conversion into or continuation of a Eurodollar Advance, prior to the date of the requested conversion or continuation, specifying:

(a)                                  the requested date of such conversion or continuation, which shall be a Business Day;

(b)                                 the aggregate amount and Type of the Advance which is to be converted or continued; and

(c)                                  the amount and Type(s) of Advance(s) into which such Advance is to be converted or continued and, in the case of a conversion into or continuation of a Eurodollar Advance, the duration of the Interest Period applicable thereto, which shall end on or prior to the Facility Termination Date.

2.10.                        Changes in Interest Rate, etc.  Each Alternate Base Rate Advance shall bear interest on the outstanding principal amount thereof, for each day from and including the date such Advance is made or is converted from a Eurodollar Advance into an Alternate Base Rate Advance pursuant to Section 2.9, to but excluding the date it is paid or is converted into a Eurodollar Advance pursuant to Section 2.9 hereof, at a rate per annum equal to the Alternate Base Rate for such day.  Changes in the rate of interest on that portion of any Advance maintained as an Alternate Base Rate Advance will take effect simultaneously with each change in the Alternate Base Rate.  Each Eurodollar Advance shall bear interest on the outstanding principal amount thereof from and including the first day of the Interest Period applicable thereto to (but not including) the last day of such Interest Period at the Eurodollar Rate determined by the Administrative Agent as applicable to such Eurodollar Advance based upon the Borrower’s selections under Sections 2.8 and 2.9 and otherwise in accordance with the terms hereof.  No Interest Period may end after the Facility Termination Date.

2.11.                        Rates Applicable After Default.  Notwithstanding anything to the contrary contained in Section 2.8 or 2.9, no Advance may be made as, converted into or continued as a Eurodollar Advance (except with the consent of the Administrative Agent and the Required Lenders) when any Default or Unmatured Default has occurred and is continuing.  During the continuance of a Default the Required Lenders may, at their option, by notice to the Borrower (which notice may be revoked at the option of the Required Lenders notwithstanding any provision of Section 8.2 requiring unanimous consent of the Lenders to changes in interest rates), declare that (a) each Eurodollar Advance shall bear interest for the remainder of the applicable Interest Period at the Eurodollar Rate otherwise applicable to such Interest Period plus 2% per annum, (b) each Alternate Base Rate Advance shall bear interest at a rate per annum equal to the Alternate Base Rate in effect from time to time plus 2% per annum and (c) the LC Fee shall be increased by 2% per annum provided that, during the continuance of a Default under Section 7.6 or 7.7, the interest rates set forth in clauses (a) and (b) above and the increase in the LC Fee set forth in clause (c) above shall be applicable to all Credit Extensions without any election or action on the part of the Administrative Agent or any Lender.

2.12.                        Method of Payment.  All payments of the Obligations hereunder shall be made, without setoff, deduction or counterclaim, in immediately available funds to the Administrative Agent at the Administrative Agent’s address specified pursuant to Article XIII, or at any other Lending Installation of the Administrative Agent specified in writing by the Administrative Agent to the Borrower, by noon (New York time) on the date when due and shall (except in the case of Reimbursement Obligations for which the applicable LC Issuer has not been fully indemnified by the Lenders, or as otherwise specifically required hereunder) be applied ratably by the Administrative Agent among the Lenders.  Each payment delivered to the Administrative Agent for the account of any Lender shall be delivered promptly by the Administrative Agent to such Lender in the same type of funds that the Administrative Agent received at its address specified pursuant to Article XIII or at any Lending Installation specified in a notice received by the Administrative Agent from such Lender.  The Administrative Agent is hereby authorized to charge the account of the Borrower maintained with Citibank for each payment of principal, interest, Reimbursement Obligations and fees as it becomes due hereunder.  Each reference to the Administrative Agent in this Section 2.12 shall also be deemed to refer, and shall apply equally, to each LC Issuer, in the case of payments required to be made by the Borrower to such LC Issuer pursuant to Section 2.19.6.

2.13.                        Noteless Agreement; Evidence of Indebtedness.  (a)  Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(b)                                 The Administrative Agent shall also maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Type thereof and the Interest Period with respect thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder, (iii) the original stated amount of each Facility LC and the amount of LC Obligations outstanding at any time and (iv) the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof.

(c)                                  The entries maintained in the accounts maintained pursuant to paragraphs (a) and (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded; provided, however, that the failure of the Administrative Agent or any Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Obligations in accordance with their terms.

(d)                                 Any Lender may request that its Loans be evidenced by a promissory note in substantially the form of Exhibit A (including any amendment, modification, renewal or replacement thereof, a “Note”).  In such event, the Borrower shall prepare, execute and deliver to such Lender such Note payable to the order of such Lender.  Thereafter, the Loans evidenced by such Note and interest thereon shall at all times (including after any assignment pursuant to Section 12.3) be represented by one or more Notes payable to the order of the payee named therein or any assignee pursuant to Section 12.3, except to the extent that any such Lender or assignee subsequently returns any such Note for cancellation and requests that such Loans once again be evidenced as described in paragraphs (a) and (b) above.  Upon receipt of an affidavit of an officer of any Lender as to the loss, theft, destruction or mutilation of such Lender’s Note, and, in the case of any such loss, theft destruction or mutilation, upon cancellation of such Note, the Borrower will issue, in lieu thereof, a replacement Note in the same principal amount thereof and otherwise of like tenor.

2.14.                        Telephonic Notices.  The Borrower hereby authorizes the Lenders and the Administrative Agent to extend, convert or continue Advances, effect selections of Types of Advances and to transfer funds based on telephonic notices made by any person or persons the Administrative Agent or any Lender in good faith believes to be acting on behalf of the Borrower, it being understood that the foregoing authorization is specifically intended to allow Borrowing Notices and Conversion/Continuation Notices to be given telephonically.  The Borrower agrees to deliver promptly to the Administrative Agent a written confirmation, if such confirmation is requested by the Administrative Agent or any Lender, of each telephonic notice signed by an Authorized Officer.  If the written confirmation differs in any material respect from the action taken by the Administrative Agent and the Lenders, the records of the Administrative Agent and the Lenders shall govern absent manifest error.

2.15.                        Interest Payment Dates; Interest and Fee Basis.  Interest accrued on each Alternate Base Rate Advance shall be payable on each Payment Date, commencing with the first such date to occur after the date hereof, on any date on which an Alternate Base Rate Advance is prepaid, whether due to acceleration or otherwise, and at maturity.  Interest accrued on that portion of the outstanding principal amount of any Alternate Base Rate Advance converted into a Eurodollar Advance on a day other than a Payment Date shall be payable on the date of conversion.  Interest accrued on each Eurodollar Advance shall be payable on the last day of its applicable Interest Period, on any date on which the Eurodollar Advance is prepaid, whether by acceleration or otherwise, and at maturity.  Interest accrued on each Eurodollar Advance having an Interest Period longer than three (3) months shall also be payable on the last day of each three-month interval during such Interest Period.  Interest with respect to Eurodollar Loans, facility fees, utilization fees and LC Fees shall be calculated for actual days elapsed on the basis of a 360-day year.  Interest with respect to Alternate Base Rate Loans shall be calculated for the actual days elapsed on the basis of a 365 or 366-day year, as applicable.  Interest shall be payable for the day an Advance is made but not for the day of any payment on the amount paid if payment is made in full and received prior to noon (New York time) at the place of payment.  If any payment of principal of or interest on an Advance shall become due on a day which is not a Business Day, such payment shall be made on the next succeeding Business Day and, in the case of a principal payment, such extension of time shall be included in computing interest in connection with such payment.

2.16.                        Notification of Advances, Interest Rates, Prepayments and Commitment Reductions.  Promptly after receipt thereof, the Administrative Agent will notify each Lender of the contents of each Aggregate Commitment reduction notice, Borrowing Notice, Conversion/Continuation Notice, and repayment notice received by it hereunder.  Promptly after notice from any LC Issuer, the Administrative Agent will notify each Lender of the contents of each request for issuance of a Facility LC hereunder.  The Administrative Agent will notify each Lender of the Eurodollar Rate applicable to each Eurodollar Advance promptly upon determination of such interest rate and will give each Lender prompt notice of each change in the Alternate Base Rate.

2.17.                        Lending Installations.  Each Lender may book its Loans and its participation in any LC Obligations and each LC Issuer may book the Facility LCs at any Lending Installation selected by such Lender or such LC Issuer, as the case may be, and may change its Lending Installation from time to time.  All terms of this Agreement shall apply to any such Lending Installation and the Loans, Facility LCs, participations in LC Obligations and any Notes issued hereunder shall be deemed held by each Lender or each LC Issuer, as the case may be, for the benefit of any such Lending Installation.  Each Lender and each LC Issuer may, by written notice to the Administrative Agent and the Borrower in accordance with Article XIII, designate replacement or additional Lending Installations through which Loans will be made by it or Facility LCs will be issued by it and for whose account Loan payments or payments with respect to Facility LCs are to be made.

2.18.                        Non-Receipt of Funds by the Administrative Agent.  Unless the Borrower or a Lender, as the case may be, notifies the Administrative Agent prior to the date on which it is scheduled to make payment to the Administrative Agent of (a) in the case of a Lender, the proceeds of a Loan, or (b) in the case of the Borrower, a payment of principal, interest or fees to the Administrative Agent for the account of the Lenders, that it does not intend to make such payment, the Administrative Agent may assume that such payment has been made.  The Administrative Agent may, but shall not be obligated to, make the amount of such payment available to the intended recipient in reliance upon such assumption.  If such Lender or the Borrower, as the case may be, has not in fact made such payment to the Administrative Agent, the recipient of such payment shall, on demand by the Administrative Agent, repay to the Administrative Agent the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to (i) in the case of payment by a Lender, the Federal Funds Effective Rate for such day for the first three (3) days and, thereafter, the interest rate applicable to the relevant Loan or (ii) in the case of payment by the Borrower, the interest rate applicable to the relevant Loan.

2.19.                        Facility LCs.

2.19.1.               Issuance.  Each LC Issuer hereby agrees, on the terms and conditions set forth in this Agreement, to issue standby letters of credit in U.S. dollars (each, as amended, modified or extended, a “Facility LC”) and to renew, extend, increase, decrease or otherwise modify each Facility LC issued by it (“Modify,” and each such action a “Modification”), from time to time from and including the date of this Agreement and prior to the Facility Termination Date upon the request of and for the account of the

Borrower; provided that immediately after each such Facility LC is issued or Modified, (a) the aggregate amount of the outstanding LC Obligations shall not exceed $150,000,000 and (b) the Aggregate Outstanding Credit Exposure shall not exceed the Aggregate Commitment.  No Facility LC shall have an expiry date later than the earlier of (c) one year after the date of issuance and (d) except as otherwise provided in Section 2.19.13, five (5)  Business Days prior to the Facility Termination Date; provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (d) above).  Facility LCs shall be issued in minimum face amounts of $5,000,000 (or such lesser amounts to which the applicable LC Issuer may agree).  The Existing Letter of Credit shall be deemed to have been issued pursuant hereto on the date hereof, and from and after the date hereof shall be subject to and governed by the terms and conditions hereof.  Anything contained herein to the contrary notwithstanding, JPMorgan Chase Bank, N.A. shall have no obligation to issue any Facility LC other than the Existing Letter of Credit unless it shall agree to do so in its sole and absolute discretion.

2.19.2.               Participations.  Upon the issuance by any LC Issuer of a Facility LC or a Modification of a Facility LC in accordance with this Section 2.19, each Lender shall be deemed to have automatically and unconditionally purchased and received from such LC Issuer an undivided interest and participation in and to such Facility LC, the obligations of the Borrower in respect thereof, and the liability of such LC Issuer thereunder, in an amount equal to the face amount of such Facility LC (and each Modification thereof) multiplied by such Lender’s pro rata share of the Aggregate Commitment.

2.19.3.               Notice.  Subject to Section 2.19.1, the Borrower shall give the applicable LC Issuer (as determined by the Borrower in its discretion in the case of the issuance of a new Facility LC) notice prior to 11:00 a.m. (New York time) at least five (5) Business Days prior to the proposed date of issuance or Modification of each Facility LC, specifying the beneficiary, the proposed date of issuance (or Modification) and the expiry date of such Facility LC, and describing the proposed terms of such Facility LC and the nature of the transactions proposed to be supported thereby.  Upon receipt of such notice, such LC Issuer shall promptly notify the Administrative Agent, and the Administrative Agent shall promptly notify each Lender, of the contents thereof and of the amount of such Lender’s participation in such proposed Facility LC.  The issuance or Modification by such LC Issuer of any Facility LC shall, in addition to the conditions precedent set forth in Article IV (the satisfaction of which such LC Issuer shall have no duty to ascertain), be subject to the conditions precedent that such Facility LC shall be satisfactory to such LC Issuer and that the Borrower shall have executed and delivered to such LC Issuer a completed standby Letter of Credit application substantially in the form of Exhibit B hereto (or such other form as such LC Issuer shall have reasonably requested (each, a “Facility LC Application”)).  In the event of any conflict between the terms of this Agreement and the terms of any Facility LC Application, the terms of this Agreement shall control.

2.19.4.               LC Fees.  The Borrower shall pay to the Administrative Agent, for the account of the Lenders ratably in accordance with their respective pro rata shares of the Aggregate Commitment with respect to each Facility LC, a letter of credit fee at a per annum rate equal to the Applicable Margin for Eurodollar Advances on the average undrawn stated amount of such Facility LC, such fee to be payable in arrears on each Payment Date to the Administrative Agent for the benefit of the Lenders (including each LC Issuer) ratably (such fee described in this sentence an “LC Fee”).  The Borrower shall also pay to each LC Issuer for its own account (a) a fronting fee in an amount agreed upon by the Borrower and such LC Issuer payable in arrears on each Payment Date and (b) documentary and processing charges in connection with the issuance or Modification of and draws under Facility LCs in accordance with such LC Issuer’s standard schedule for such charges as in effect from time to time.

2.19.5.               Administration; Reimbursement by Lenders.  Upon receipt from the beneficiary of any Facility LC of any demand for payment under such Facility LC, the applicable LC Issuer shall notify the Administrative Agent and the Administrative Agent shall promptly notify the Borrower and each other Lender as to the amount to be paid by such LC Issuer as a result of such demand and the proposed payment date (the “LC Payment Date”).  The responsibility of the applicable LC Issuer to the Borrower and each Lender shall be only to determine that the documents (including each demand for payment) delivered under each Facility LC in connection with such presentment shall be in conformity in all material respects with such Facility LC.  Each LC Issuer shall endeavor to exercise the same care in the issuance and administration of the Facility LCs as it does with respect to Letters of Credit in which no participations are granted, it being understood that in the absence of any gross negligence or willful misconduct by the applicable LC Issuer, each Lender shall be unconditionally and irrevocably liable without regard to the occurrence of any Default or any condition precedent whatsoever, to reimburse such LC Issuer on demand for (a) such Lender’s pro rata share of the amount of each payment made by such LC Issuer under each Facility LC to the extent such amount is not reimbursed by the Borrower pursuant to Section 2.19.6 below, plus (b) interest on the foregoing amount to be reimbursed by such Lender, for each day from the date of such LC Issuer’s demand for such reimbursement (or, if such demand is made after 12:00 p.m. (New York time) on such date, from the next succeeding Business Day) to the date on which such Lender pays the amount to be reimbursed by it, at a rate of interest per annum equal to the Federal Funds Effective Rate for the first three days and, thereafter, at a rate of interest equal to the rate applicable to Alternate Base Rate Loans.

2.19.6.               Reimbursement by Borrower.  The Borrower shall be irrevocably and unconditionally obligated to reimburse the applicable LC Issuer on or before the applicable LC Payment Date for any amounts paid or to be paid by such LC Issuer upon any drawing under any Facility LC, without presentment, demand, protest or other formalities of any kind; provided that neither the Borrower nor (in the case of clause (a) below) any Lender shall hereby be precluded from asserting any claim for direct (but not consequential) damages suffered by the Borrower or such Lender to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of the applicable LC Issuer in determining whether a request presented under any Facility LC issued by it complied with the terms of such Facility LC or (b) the applicable LC Issuer’s failure to pay under any Facility LC issued by it after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC.  All such amounts paid by any LC Issuer and remaining unpaid by the Borrower shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the Alternate Base Rate plus 2%.  Each LC Issuer will pay to each Lender ratably in accordance with its pro rata share all amounts received by it from the Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Facility LC issued by such LC Issuer, but only to the extent such Lender has made payment to such LC Issuer in respect of such Facility LC pursuant to Section 2.19.5.  Subject to the terms and conditions of this Agreement (including without limitation the submission of a Borrowing Notice in compliance with Section 2.8 and the satisfaction of the applicable conditions precedent set forth in Article IV), the Borrower may request an Advance hereunder for the purpose of satisfying any Reimbursement Obligation.

2.19.7.               Obligations Absolute.  The Borrower’s obligations under this Section 2.19 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Borrower may have or have had against any LC Issuer, any Lender or any beneficiary of a Facility LC.  The Borrower further agrees with each LC Issuer and the Lenders that neither the LC Issuers nor the Lenders shall be responsible for, and the Borrower’s Reimbursement Obligation in respect of any Facility LC shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even if such documents should in fact prove to be in any or all respects invalid, fraudulent or forged, or any dispute between or among the Borrower, any of its Affiliates, the beneficiary of any Facility LC or any financing institution or other party to whom any Facility LC may be transferred or any claims or defenses whatsoever of the Borrower or of any of its Affiliates against the beneficiary of any Facility LC or any such transferee.  The applicable LC Issuer shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Facility LC.  The Borrower agrees that any action taken or omitted by any LC Issuer or any Lender under or in connection with each Facility LC and the related drafts and documents, if done without gross negligence or willful misconduct, shall be binding upon the Borrower and shall not put any LC Issuer or any Lender under any liability to the Borrower.  Nothing in this Section 2.19.7 is intended to limit the right of the Borrower to make a claim against any LC Issuer for damages as contemplated by the proviso to the first sentence of Section 2.19.6.

2.19.8.               Actions of LC Issuer.  Each LC Issuer shall be entitled to rely, and shall be fully protected in relying, upon any Facility LC, draft, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by such LC Issuer.  Each LC Issuer shall be fully justified in failing or refusing to take any action under this Agreement unless it shall first have received such advice or concurrence of the Required Lenders as it reasonably deems appropriate or it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding any other provision of this Section 2.19, each LC Issuer shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement in accordance with a request of the Required Lenders, and such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and any future holders of a participation in any Facility LC.

2.19.9.               Indemnification.  The Borrower hereby agrees to indemnify and hold harmless each Lender, each LC Issuer and the Administrative Agent and their respective Affiliates, and their respective directors, officers, agents and employees from and against any and all claims and damages, losses, liabilities, costs or expenses which such Lender, such LC Issuer or the Administrative Agent may incur (or which may be claimed against such Lender, such LC Issuer or the Administrative Agent by any Person whatsoever) by reason of or in connection with the issuance, execution and delivery or transfer of or payment or failure to pay under any Facility LC or any actual or proposed use of any Facility LC, including, without limitation, any claims, damages, losses, liabilities, costs or expenses which any LC Issuer may incur on account of such LC Issuer issuing any Facility LC which specifies that the term “Beneficiary” included therein includes any successor by operation of law of the named Beneficiary, but which Facility LC does not require that any drawing by any such successor Beneficiary be accompanied by a copy of a legal document, satisfactory to such LC Issuer, evidencing the appointment of such successor Beneficiary; provided that the Borrower shall not be required to indemnify any Lender, any LC Issuer or the Administrative Agent for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (a) the willful misconduct or gross negligence of such LC Issuer in determining whether a request presented under any Facility LC complied with the terms of such Facility LC or (b) any LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of such Facility LC. Nothing in this Section 2.19.9 is intended to limit the obligations of the Borrower under any other provision of this Agreement.  The obligation of the Borrower under this Section 2.19.9 shall survive the termination of this Agreement.

2.19.10.         Lenders’ Indemnification.  Each Lender shall, ratably in accordance with its pro rata share, indemnify each LC Issuer, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including reasonable counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from the gross negligence or willful misconduct of such LC Issuer or its related indemnities or such LC Issuer’s failure to pay under any Facility LC after the presentation to it of a request strictly complying with the terms and conditions of the Facility LC) that such indemnitees may suffer or incur in connection with this Section 2.19 or any action taken or omitted by such indemnitees hereunder.

2.19.11.         Facility LC Collateral Account.  The Borrower agrees that it will, upon the request of the Administrative Agent or the Required Lenders and until the final expiration date of any Facility LC and thereafter as long as any amount is payable to any LC Issuer or the Lenders in respect of any Facility LC, maintain a special collateral account pursuant to arrangements satisfactory to the Administrative Agent (the “Facility LC Collateral Account”) at the Administrative Agent’s office at the address specified pursuant to Article XIII, in the name of such Borrower but under the sole dominion and control of the Administrative Agent, for the benefit of the Lenders and in which such Borrower shall have no interest other than as set forth in Section 8.1.  The Borrower hereby pledges, assigns and grants to the Administrative Agent, on behalf of and for the ratable benefit of the Lenders and each LC Issuer, a security interest in all of the Borrower’s right, title and interest in and to all funds which may from time to time be on deposit in the Facility LC Collateral Account to secure the prompt and complete payment and performance of the Reimbursement Obligations.  The Administrative Agent will invest any funds on deposit from time to time in the Facility LC Collateral Account in certificates of deposit of Citibank having a maturity not exceeding thirty (30) days.  Nothing in this Section 2.19.11 shall either obligate the Borrower to deposit any funds in the Facility LC Collateral Account, obligate the Administrative Agent to require the Borrower to deposit any funds in the Facility LC Collateral Account or limit the right of the Administrative Agent to release any funds held in the Facility LC Collateral Account, in each case other than as required by Section 8.1 or Section 2.19.13.

2.19.12.         Rights as a Lender.  In its capacity as a Lender, each LC Issuer shall have the same rights and obligations as any other Lender.

2.19.13.         Extended Facility Letters of Credit.  Anything contained in Section 2.19.1 to the contrary notwithstanding, Facility LCs may be issued with expiry dates later than five (5) Business Days prior to the Facility Termination Date upon the terms and conditions set forth in this Section 2.19.13 (any such Facility LC, an “Extended Facility LC”), provided that no Extended Facility LC shall have an expiry date later than one (1) year after the Facility Termination Date.  On the later of (a) the date of issuance of any Extended Facility LC and (b) the date thirty (30) days prior to the Facility Termination Date (the later of such dates being the “Collateral Date”), the Borrower will deposit cash collateral (which shall be owned by the Borrower free and clear of all Liens and rights of others) (“Cash Collateral”) in the Facility LC Collateral Account, in an amount not less than 105% of the LC Obligations relating to all outstanding Extended Facility LCs, and at all times thereafter while any such Extended Facility LC is outstanding, the Borrower will maintain Cash Collateral in the Facility LC Collateral Account in an amount not less than 105% of the LC Obligations relating to all outstanding Extended Facility LCs.  The Borrower hereby grants to the Administrative Agent, for the benefit of the LC Issuers and the Lenders, a first-priority security interest in the Borrower’s right, title and interest in and to the Facility LC Collateral Account and the Cash Collateral and all proceeds thereof, to secure all LC Obligations hereunder, and the Facility LC Collateral Account shall be under the sole and exclusive dominion and control of the Administrative Agent.  So long as any Extended Facility LC is outstanding, the Borrower shall, at all times from and after the Collateral Date, take such action as the Administrative Agent may request from time to time in order to establish, confirm, maintain, protect and perfect such security interest.

2.20.                        Replacement of Lender.  If (a) the Borrower is required pursuant to Section 3.1, 3.2 or 3.5 to make any additional payment to any Lender, (b) any Lender’s obligation to make or continue, or to convert Alternate Base Rate Advances into, Eurodollar Advances shall be suspended pursuant to Section 3.3, or (c) any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers (any

Lender so affected an “Affected Lender”), the Borrower may elect, if such amounts continue to be charged or such suspension is still effective, to replace such Affected Lender as a Lender party to this Agreement, provided that no Default or Unmatured Default shall have occurred and be continuing at the time of such replacement, and provided further that, concurrently with such replacement, (i) another bank or other entity which is reasonably satisfactory to the Borrower and the Administrative Agent shall agree, as of such date, to purchase for cash the Advances and other Obligations due to the Affected Lender pursuant to an assignment substantially in the form of Exhibit D and to become a Lender for all purposes under this Agreement and to assume all obligations of the Affected Lender to be terminated as of such date and to comply with the requirements of Section 12.3 applicable to assignments, and (ii) the Borrower shall pay to such Affected Lender in same day funds on the day of such replacement (A) all interest, fees and other amounts then accrued but unpaid to such Affected Lender by the Borrower hereunder to and including the date of termination, including without limitation payments due to such Affected Lender under Sections 3.1, 3.2 and 3.5, and (B) an amount, if any, equal to the payment which would have been due to such Lender on the day of such replacement under Section 3.4 had the Loans of such Affected Lender been prepaid on such date rather than sold to the replacement Lender.

ARTICLE III
YIELD PROTECTION; TAXES

3.1.                              Yield Protection.  If, on or after the date of this Agreement, the adoption of any law or any governmental or quasi-governmental rule, regulation, policy, guideline or directive (whether or not having the force of law), or any change in the interpretation or administration thereof by any governmental or quasi-governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender or applicable Lending Installation or any LC Issuer with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency:

(a)                                  subjects any Lender or any applicable Lending Installation or any LC Issuer to any Taxes, or changes the basis of taxation of payments (other than with respect to Excluded Taxes) to any Lender or any LC Issuer in respect of its Eurodollar Loans, Facility LCs or participations therein, or

(b)                                 imposes or increases or deems applicable any reserve, assessment, insurance charge, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any applicable Lending Installation or any LC Issuer (other than reserves and assessments taken into account in determining the interest rate applicable to Eurodollar Advances), or

(c)                                  imposes any other condition the result of which is to increase the cost to any Lender or any applicable Lending Installation or any LC Issuer of making, funding or maintaining its Eurodollar Loans, or of issuing or participating in Facility LCs, or reduces any amount receivable by any Lender or any applicable Lending Installation or any LC Issuer in connection with its Eurodollar Loans, Facility LCs or participations therein, or requires any Lender or any applicable Lending Installation or any LC Issuer to make any payment calculated by reference to the amount of Eurodollar Loans, Facility LCs or participations therein, held or interest or LC Fees received by it, by an amount deemed material by such Lender or any LC Issuer, as the case may be,

and the result of any of the foregoing is to increase the cost to such Lender or applicable Lending Installation or such LC Issuer, as the case may be, of making or maintaining its Eurodollar Loans or Commitment or of issuing or participating in Facility LCs or to reduce the return received by such Lender or applicable Lending Installation or such LC Issuer, as the case may be, in connection with such Eurodollar Loans, Commitment, Facility LCs or participations therein, then, within fifteen (15) days of demand by such Lender or such LC Issuer, as the case may be, the Borrower shall pay such Lender or such LC Issuer, as the case may be, such additional amount or amounts as will compensate such Lender or such LC Issuer, as the case may be, for such increased cost or reduction in amount received.

3.2.                              Changes in Capital Adequacy Regulations.  If a Lender or any LC Issuer determines the amount of capital required or expected to be maintained by such Lender or such LC Issuer, any Lending Installation of such Lender or such LC Issuer or any corporation controlling such Lender or such LC Issuer is increased as a result of a Change, then, within fifteen (15) days of demand by such Lender or such LC Issuer, the Borrower shall pay such Lender or such LC Issuer the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which such Lender or such LC Issuer determines is attributable to this Agreement, its Outstanding Credit Exposure or its Commitment to make Loans and issue or participate in Facility LCs, as the case may be, hereunder (after taking into account such Lender’s or such LC Issuer’s policies as to capital adequacy).  “Change” means (a) any change after the date of this Agreement in the Risk-Based Capital Guidelines or (b) any adoption of or change in any other law, governmental or quasi-governmental rule, regulation, policy, guideline, interpretation, or directive (whether or not having the force of law) after the date of this Agreement which affects the amount of capital required or expected to be maintained by any Lender or any LC Issuer or any Lending Installation or any Person controlling any Lender or any LC Issuer.  “Risk-Based Capital Guidelines” means (a) the risk-based capital guidelines in effect in the United States on the date of this Agreement, including transition rules, and (b) the corresponding capital regulations promulgated by regulatory authorities outside the United States implementing the July 1988 report of the Basel Committee on Banking Regulation and Supervisory Practices entitled “International Convergence of Capital Measurements and Capital Standards,” including transition rules, and any amendments to such regulations adopted prior to the date of this Agreement.

3.3.                              Availability of Types of Advances.  If any Lender determines that maintenance of its Eurodollar Loans at a suitable Lending Installation would violate any applicable law, rule, regulation, interpretation or directive, whether or not having the force of law, or if the Required Lenders determine that (a) deposits of a type and maturity appropriate to match fund Eurodollar Advances are not available or (b) the interest rate applicable to Eurodollar Advances does not accurately or fairly reflect the cost of making or maintaining Eurodollar Advances, then the Administrative Agent shall suspend the availability of Eurodollar Advances and require any affected Eurodollar Advances to be repaid or converted to Alternate Base Rate Advances, subject to the payment of any funding indemnification amounts required by Section 3.4.

3.4.                              Funding Indemnification.  If any payment of a Eurodollar Advance occurs on a date prior to the last day of the applicable Interest Period, whether because of acceleration, prepayment or otherwise, or a Eurodollar Advance is not made on the date specified by the Borrower for any reason other than default by the Lenders, the Borrower will indemnify each Lender for any loss or cost incurred by it resulting therefrom, including, without limitation, any loss or cost in liquidating or employing deposits acquired to fund or maintain such Eurodollar Advance.

3.5.                              Taxes.  (a) All payments by the Borrower to or for the account of any Lender, any LC Issuer or the Administrative Agent hereunder or under any Note or Facility LC Application shall be made free and clear of and without deduction for any and all Taxes.  If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to any Lender, any LC Issuer or the Administrative Agent, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 3.5) such Lender, such LC Issuer or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent the original copy of a receipt evidencing payment thereof within thirty (30) days after such payment is made.

(b)                                 In addition, the Borrower hereby agrees to pay any present or future stamp or documentary taxes and any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or under any Note, Facility LC Application or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note or Facility LC Application (“Other Taxes”).

(c)                                  The Borrower hereby agrees to indemnify the Administrative Agent, each LC Issuer and each Lender for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed on amounts payable under this Section 3.5) paid by the Administrative Agent, such LC Issuer or such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  Payments due under this indemnification shall be made within thirty (30) days of the date the Administrative Agent, such LC Issuer or such Lender makes demand therefor pursuant to Section 3.6.

(d)                                 Each Lender that is not incorporated under the laws of the United States of America or a state thereof (each a “Non-U.S. Lender”) agrees that it will, not more than ten (10) Business Days after the date of this Agreement, deliver to each of the Borrower and the Administrative Agent two duly completed copies of United States Internal Revenue Service Form W-8BEN or W-8ECI or W-8IMY (and any required attachments), certifying in either case that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes.  Each Non-U.S. Lender further undertakes, to the extent lawful at such time, to deliver to each of the Borrower and the Administrative Agent (i) renewals or additional copies of such form (or any successor form) on or before the date that such form expires or becomes obsolete, and (ii) after the occurrence of any event requiring a change in the most recent forms so delivered by it, such additional forms or amendments thereto as may be reasonably requested by the Borrower or the Administrative

Agent.  All forms or amendments described in the preceding sentence shall certify that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes, unless an event (including without limitation any change in treaty, law or regulation) has occurred prior to the date on which any such delivery would otherwise be required which renders all such forms inapplicable or which would prevent such Lender from duly completing and delivering any such form or amendment with respect to it and such Lender advises the Borrower and the Administrative Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax.

(e)                                  For any period during which a Non-U.S. Lender has failed to provide the Borrower with an appropriate form pursuant to clause (d), above (unless such failure is due to a change in treaty, law or regulation, or any change in the interpretation or administration thereof by any Governmental Authority, occurring subsequent to the date on which a form originally was required to be provided), such Non-U.S. Lender shall not be entitled to indemnification under this Section 3.5 with respect to Taxes imposed by the United States; provided that, should a Non-U.S. Lender which is otherwise exempt from or subject to a reduced rate of withholding tax become subject to Taxes because of its failure to deliver a form required under clause (d), above, the Borrower shall take such steps as such Non-U.S. Lender shall reasonably request to assist such Non-U.S. Lender to recover such Taxes.

(f)                                    Any Lender that is entitled to an exemption from or reduction of withholding tax with respect to payments under this Agreement or any Note pursuant to the law of any relevant jurisdiction or any treaty shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate.

(g)                                 If the U.S. Internal Revenue Service or any other Governmental Authority of the United States or any other country or any political subdivision thereof asserts a claim that the Administrative Agent did not properly withhold tax from amounts paid to or for the account of any Lender (because the appropriate form was not delivered or properly completed, because such Lender failed to notify the Administrative Agent of a change in circumstances which rendered its exemption from withholding ineffective, or for any other reason not caused by or constituting gross negligence or willful misconduct of the Administrative Agent), such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as tax, withholding therefor, or otherwise, including penalties and interest, and including taxes imposed by any jurisdiction on amounts payable to the Administrative Agent under this subsection, together with all reasonable costs and expenses related thereto (including reasonable attorneys fees and reasonable time charges of attorneys for the Administrative Agent, which attorneys may be employees of the Administrative Agent).  The obligations of the Lenders under this Section 3.5(g) shall survive the payment of the Obligations and termination of this Agreement.

3.6.                              Lender Statements; Survival of Indemnity.  To the extent reasonably possible, each Lender shall designate an alternate Lending Installation with respect to its Eurodollar Loans to reduce any liability of the Borrower to such Lender under Sections 3.1, 3.2 and 3.5 or to avoid the unavailability of Eurodollar Advances under Section 3.3, so long as such designation is not, in the judgment of such Lender, disadvantageous to such Lender.  Each Lender shall deliver a written statement of such Lender to the Borrower (with a copy to the Administrative Agent) as to the amount due, if any, under Section 3.1, 3.2, 3.4 or 3.5.  Such written statement shall set forth in reasonable detail the calculations upon which such Lender determined such amount and shall be final, conclusive and binding on the Borrower in the absence of manifest error.  If any Lender fails to deliver such written statement within 180 days after the date on which the Lender becomes aware of the event or occurrence giving rise to such claim, the Borrower shall have no obligation to reimburse, compensate or indemnify such Lender with respect to any such claim under this Article III for any period more than 180 days before the date on which such statement is delivered.  Determination of amounts payable under such Sections in connection with a Eurodollar Loan shall be calculated as though each Lender funded its Eurodollar Loan through the purchase of a deposit of the type and maturity corresponding to the deposit used as a reference in determining the Eurodollar Rate applicable to such Loan, whether in fact that is the case or not.  Unless otherwise provided herein, the amount specified in the written statement of any Lender shall be payable on demand after receipt by the Borrower of such written statement.  The obligations of the Borrower under Sections 3.1, 3.2, 3.4 and 3.5 shall survive payment of the Obligations and termination of this Agreement.

ARTICLE IV
CONDITIONS PRECEDENT

4.1.                              Effectiveness.  This Agreement shall not become effective unless and until the Borrower has furnished the following to the Administrative Agent with sufficient copies for the Lenders and the other conditions set forth below have been satisfied:

(a)                                  Charter Documents; Good Standing Certificates.  Copies of the certificates of incorporation of each of the Loan Parties, together with all amendments thereto, both certified by the appropriate governmental officer in its jurisdiction of incorporation, together with a good standing certificate issued by the Secretary of State of the jurisdiction of its incorporation and such other jurisdictions as shall be requested by the Administrative Agent as well as any other information required by Section 326 of the USA PATRIOT ACT or necessary for the Administrative Agent or any Lender to verify the identity of such Loan Party as required by Section 326 of the USA PATRIOT ACT.

(b)                                 By-Laws and Resolutions.  Copies, certified by the Secretary or Assistant Secretary of each of the Loan Parties, of its by-laws and of its Board of Directors’ resolutions authorizing the execution, delivery and performance of the Loan Documents to which such Loan Party is a party.

(c)                                  Secretary’s Certificate.  An incumbency certificate, executed by the Secretary or Assistant Secretary of each of the Loan Parties, which shall identify by name and title and bear the signature of the officers of such Loan Party authorized to sign the Loan Documents to which it is a party and with respect to the Borrower, to make borrowings hereunder, upon which certificate the Administrative Agent and the Lenders shall be entitled to rely until informed of any change in writing by such Loan Party.

(d)                                 Officer’s Certificate.  A certificate, dated the date of this Agreement, signed by an Authorized Officer of the Borrower, in form and substance satisfactory to the Administrative Agent, to the effect that:  (i) on such date (both before and after giving effect to the making of any Credit Extension hereunder on such date) no Default or Unmatured Default has occurred and is continuing; (ii) each of the representations and warranties set forth in Article V of this Agreement is true and correct on and as of such date; and (iii) since December 31, 2003, excluding the effect of any Disclosed Claims, no event or change has occurred that has caused or evidences a Material Adverse Effect.

(e)                                  Legal Opinions of Counsel to Loan Parties.  Written opinions of (i) internal counsel to the Loan Parties and Maryland counsel to the Guarantor and (ii) Sidley Austin Brown & Wood LLP, special counsel to the Loan Parties, addressed to the Administrative Agent and the Lenders in form and substance acceptable to the Administrative Agent and its counsel.

(f)                                    Legal Opinion of Counsel to Administrative Agent.  A written opinion of Shearman & Sterling LLP, counsel for the Administrative Agent, in form and substance satisfactory to the Administrative Agent.

(g)                                 Notes.  Any Notes requested by a Lender pursuant to Section 2.13 payable to the order of each such requesting Lender.

(h)                                 Loan Documents.  Executed originals of this Agreement and each of the other Loan Documents (including, without limitation, a Subsidiary Guaranty duly executed by the Guarantor listed in clause (a) of the definition thereof), which shall be in full force and effect, together with all schedules, exhibits, certificates, instruments, opinions, documents and financial statements required to be delivered pursuant hereto and thereto.

(i)                                     Payment of Fees.  The Borrower shall have paid all fees due to Citibank under the fee letter dated December 16, 2004.

(j)                                     Existing Credit Agreements.  The Existing Credit Agreements shall have expired or been terminated and all amounts owing thereunder (including all principal, interest and accrued fees) shall have been paid (or shall contemporaneously be paid) in full.  By execution of this Agreement, each of the Lenders that is a lender under each of the Existing Credit Agreements hereby waives any requirement set forth in such Existing Credit Agreements of prior notice of the termination of the commitments thereunder.

(k)                                  Other.  Such other documents as the Administrative Agent, any Lender, any LC Issuer or their counsel may have reasonably requested.

4.2.                              Each Credit Extension.  Neither the Lenders nor any LC Issuer shall be required to make any Credit Extension unless on the applicable Credit Extension Date:

(a)          There exists no Default or Unmatured Default and none would result from such Credit Extension;

(b)                                 The representations and warranties contained in Article V (other than Section 5.6) are true and correct as of such Credit Extension Date and, prior to the Guaranty Termination Date, the representations and warranties of each Guarantor set forth in the Subsidiary Guaranty to which it is a party shall be true on and as of such Credit Extension Date, in each case after giving effect to such Credit Extension;

(c)                                  A Borrowing Notice or request for Facility LC issuance or Modification shall have been properly submitted; and

(d)                                 All legal matters incident to the making of such Credit Extension shall be satisfactory to the Administrative Agent and its counsel.

Each Borrowing Notice or request for issuance of a Facility LC with respect to each such Credit Extension shall constitute a representation and warranty by the Borrower that the conditions contained in Section 4.2 have been satisfied.

ARTICLE V
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants to the Lenders that:

5.1.                              Corporate Existence and Standing.  Each of the Borrower and its Subsidiaries (other than Immaterial Subsidiaries) is duly organized, validly existing and in good standing (to the extent the concept applies to such entity) under the laws of its jurisdiction of organization and is duly qualified and in good standing (to the extent the concept applies to such entity) and is duly authorized to conduct its business in each jurisdiction in which its business is conducted or proposed to be conducted except where failure to be in such good standing or so qualified or authorized could not reasonably be expected to have a Material Adverse Effect.

5.2.                              Authorization and Validity.  The Borrower has all requisite power and authority (corporate and otherwise) and legal right to execute and deliver each of the Loan Documents to which it is a party and to perform its obligations thereunder.  The execution and delivery by the Borrower of the Loan Documents to which it is a party and the performance of its obligations thereunder have been duly authorized by proper corporate proceedings and such Loan Documents constitute legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws affecting the enforcement of creditors’ rights generally.

5.3.                              Compliance with Laws and Contracts.  The Borrower and its Subsidiaries have complied in all material respects with all applicable statutes, rules, regulations, orders and restrictions of any domestic or foreign government, or any instrumentality or agency thereof, having jurisdiction over the conduct of their respective businesses or the ownership of their respective properties, except where the failure to so comply could not reasonably be expected to have a Material Adverse Effect.  Neither the execution and delivery by the Borrower of the Loan Documents to which it is a party, the application of the proceeds of the Loans, or any other transaction contemplated in the Loan Documents, nor compliance with the provisions of the Loan Documents will, or at the relevant time did, (a) violate any law, rule, regulation (including Regulation U), order, writ, judgment, injunction, decree or award binding on the Borrower or any Subsidiary or the Borrower’s or any Subsidiary’s charter, articles or certificate of incorporation or by-laws, (b) violate the provisions of or require the approval or consent of any party to any indenture, instrument or agreement to which the Borrower or any Subsidiary is a party or is subject, or by which it, or its property, is bound, or conflict with or constitute a default thereunder, or result in the creation or imposition of any Lien (other than Liens permitted by the Loan Documents) in, of or on the property of the Borrower or any Subsidiary pursuant to the terms of any such indenture, instrument or agreement, or (c) require any consent of the stockholders of any Person, except for any violation of, or failure to obtain an approval or consent required under, any such indenture, instrument or agreement that could not reasonably be expected to have a Material Adverse Effect.

5.4.                              Governmental Consents.  No order, consent, approval, qualification, license, authorization, or validation of, or filing, recording or registration with, or exemption by, or other action in respect of, any court, governmental or public body or authority, or any subdivision thereof, any securities exchange or other Person is or at the relevant time was required to authorize, or is or at the relevant time was required in connection with the execution, delivery, consummation or performance of, or the legality, validity, binding effect or enforceability of, any of the Loan Documents, the application of the proceeds of the Loans or any other transactions contemplated in the Loan Documents.  Neither the Borrower nor any Subsidiary is in default under or in violation of any foreign, federal, state or local law, rule, regulation, order, writ, judgment, injunction, decree or award binding upon or applicable to the Borrower or such Subsidiary, in each case the consequence of which default or violation could reasonably be expected to have a Material Adverse Effect.

5.5.                              Financial Statements.  The Borrower has heretofore furnished to each of the Lenders (a) the December 31, 2003 audited consolidated financial statements of the Borrower and its Subsidiaries, and (b) the unaudited consolidated financial statements of the Borrower and its Subsidiaries through September 30, 2004 (collectively, the “Financial Statements”).  Each of the Financial Statements was prepared in accordance with Agreement Accounting Principles and fairly presents the consolidated financial condition and operations of the Borrower and its Subsidiaries at such dates and the consolidated results of their operations for the respective periods then ended (except, in the case of such unaudited statements, for normal year-end audit adjustments).

5.6.                              Material Adverse Change.  Since December 31, 2003, excluding the effect of any Disclosed Claims, there has been no material adverse change in the business, Property, condition (financial or otherwise), operations or prospects of the Borrower and its Subsidiaries taken as a whole.

5.7.                              Taxes.  The Borrower and its Subsidiaries have filed or caused to be filed on a timely basis and in correct form all United States federal, state and other material tax returns which are required to be filed and have paid all taxes due pursuant to said returns or pursuant to any assessment received by the Borrower or any Subsidiary, except such taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in accordance with Agreement Accounting Principles and as to which no Lien exists.  As of the date hereof, the United States income tax returns of the Borrower on a consolidated basis have been audited by the Internal Revenue Service through its Fiscal Year ending December 31, 1997.

No tax liens have been filed and no claims are being asserted with respect to any such taxes which could reasonably be expected to have a Material Adverse Effect.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of any taxes or other governmental charges are in accordance with Agreement Accounting Principles.

5.8.                              Litigation and Contingent Obligations.  There is no litigation, arbitration, proceeding, inquiry or governmental investigation (including, without limitation, by the Federal Trade Commission) pending or, to the knowledge of any of their officers, threatened against or affecting the Borrower or any Subsidiary or any of their respective Properties that could reasonably be expected to have a Material Adverse Effect or to prevent, enjoin or unduly delay the making of any Credit Extensions under this Agreement, except for Disclosed Claims.

5.9.                              ERISA.  The Funded Current Liability Percentage of each Single Employer Plan for the current plan year is at least eighty percent (80%).  Neither the Borrower nor any other member of the Controlled Group maintains, or is obligated to contribute to, any Multiemployer Plan or has incurred, or is reasonably expected to incur, any withdrawal liability to any Multiemployer Plan.  Each Plan complies in all material respects with its terms and with all applicable requirements of law and regulations.  Neither the Borrower nor any member of the Controlled Group has, with respect to any Plan, failed to make any contribution or pay any amount required under Section 412 of the Code or Section 302 of ERISA or the terms of such Plan which could reasonably be expected to have a Material Adverse Effect.  There are no pending or, to the knowledge of the Borrower, threatened claims, actions, investigations or lawsuits against any Plan, any fiduciary thereof, or the Borrower or any member of the Controlled Group with respect to a Plan which could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any member of the Controlled Group has engaged in any prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan which would subject such Person to any material liability.  Within the last five (5) years neither the Borrower nor any member of the Controlled Group has engaged in a transaction which resulted in a Single Employer Plan with an Unfunded Current Liability being transferred out of the Controlled Group which could reasonably be expected to have a Material Adverse Effect.  No Termination Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a Material Adverse Effect.

5.10.                        Defaults.  No Default or Unmatured Default has occurred and is continuing.

5.11.                        Regulation U.  Margin Stock constitutes less than 25% of those assets of the Borrower and its Subsidiaries which are subject to any limitation on sale, pledge or other restriction hereunder.  Neither the Borrower nor any Subsidiary is engaged, directly or indirectly, principally, or as one of its important activities, in the business of extending, or arranging for the extension of, credit for the purpose of purchasing or carrying Margin Stock.  No part of the proceeds of any Loan will be used in a manner which would violate, or result in a violation of, Regulation U.  Neither the making of any Advance hereunder nor the use of the proceeds thereof will violate or be inconsistent with the provisions of Regulation U.

5.12.                        Investment Company; Public Utility Holding Company.  Neither the Borrower nor any Subsidiary is, or after giving effect to any Advance will be, an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment

Company Act of 1940, as amended.  Neither the Borrower nor any Subsidiary is a “holding company”, or an “affiliate” of a “holding company” or of a “subsidiary company” of a “holding company”, within the meaning of the Public Utility Holding Company Act of 1935, as amended.

5.13.                        Ownership of Properties.  As of the date of this Agreement, the Borrower and its Subsidiaries have a subsisting leasehold interest in, or good and marketable title, free of all Liens, other than those permitted by Section 6.12 or by any of the other Loan Documents, to all of the properties and assets reflected in the Financial Statements as being owned by it, except for assets sold, transferred or otherwise disposed of in the ordinary course of business since the date thereof.  The Borrower and its Subsidiaries own or possess rights to use all licenses, patents, patent applications, copyrights, service marks, trademarks and trade names necessary to continue to conduct their business as heretofore conducted, and no such license, patent or trademark has been declared invalid, been limited by order of any court or by agreement or is the subject of any infringement, interference or similar proceeding or challenge, except for proceedings and challenges which could not reasonably be expected to have a Material Adverse Effect.

5.14.                        Material Agreements.  Neither the Borrower nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction which could reasonably be expected to have a Material Adverse Effect or which restricts or imposes conditions upon the ability of any Subsidiary to (a) pay dividends or make other distributions on its capital stock, (b) make loans or advances to the Borrower or (c) repay loans or advances from the Borrower.  Neither the Borrower nor any Subsidiary is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement to which it is a party, which default could reasonably be expected to have a Material Adverse Effect.

5.15.                        Environmental Laws.  There are no claims, investigations, litigation, administrative proceedings, notices, requests for information, whether pending or threatened, or judgments or orders asserting violations of applicable federal, state and local environmental, health and safety statutes, regulations, ordinances, codes, rules, orders, decrees, directives and standards (“Environmental Laws”) or relating to any toxic or hazardous waste, substance or chemical or any pollutant, contaminant, chemical or other substance defined or regulated pursuant to any Environmental Law, including, without limitation, asbestos, petroleum, crude oil or any fraction thereof (“Hazardous Materials”) asserted against the Borrower or any of its Subsidiaries which, in any case, could reasonably be expected to have a Material Adverse Effect.  Neither the Borrower nor any Subsidiary has caused or permitted any Hazardous Materials to be Released, either on or under real property, currently or formerly, legally or beneficially owned or operated by the Borrower or any Subsidiary or on or under real property to which the Borrower or any of its Subsidiaries transported, arranged for the transport or disposal of, or disposed of Hazardous Materials, which Release could reasonably be expected to have a Material Adverse Effect.

5.16.                        Insurance.  The Borrower and its Subsidiaries maintain, with financially sound and reputable insurance companies, insurance on their Property in such amounts and covering such risks as is consistent with sound business practice.

5.17.                        Insurance Licenses.  No material license, permit or authorization of the Borrower or any Subsidiary to engage in the business of insurance or insurance-related activities is the subject of a proceeding for suspension or revocation, except where such suspension or revocation would not individually or in the aggregate have a Material Adverse Effect.

5.18.                        Disclosure.  None of the (a) information, exhibits or reports furnished or to be furnished by the Borrower or any Subsidiary to the Administrative Agent or to any Lender in connection with the negotiation of the Loan Documents, or (b) representations or warranties of the Borrower or any Subsidiary contained in this Agreement, the other Loan Documents, or any other document, certificate or written statement furnished to the Administrative Agent or the Lenders by or on behalf of the Borrower or any Subsidiary for use in connection with the transactions contemplated by this Agreement, as the case may be, contained, contains or will contain any untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made.  As of the date hereof, there is no fact known to the Borrower (other than matters of a general economic nature) that has had or could reasonably be expected to have a Material Adverse Effect and that has not been disclosed herein or in such other documents, certificates and statements furnished to the Lenders for use in connection with the transactions contemplated by this Agreement.

ARTICLE VI
COVENANTS

During the term of this Agreement, unless the Required Lenders shall otherwise consent in writing:

6.1.                              Financial Reporting.  The Borrower will maintain, for itself and its Subsidiaries, a system of accounting established and administered in accordance with generally accepted accounting principles, consistently applied, and (at all times prior to the Guaranty Termination Date) such other systems of accounting that will permit the preparation of Guarantor Financial Reports for each Guarantor as required hereby, and will furnish to the Lenders:

(a)                                  As soon as practicable and in any event within ninety (90) days after the close of each of its Fiscal Years, (i) an unqualified audit report certified by independent certified public accountants, acceptable to the Lenders, prepared in accordance with Agreement Accounting Principles on a consolidated basis for itself and its Subsidiaries, including balance sheets as of the end of such period and related statements of income, retained earnings and cash flows accompanied by (A) any management letter prepared by said accountants and (B) a certificate of said accountants that, in the course of their examination necessary for their certification of the foregoing, they have obtained no knowledge of any Default or Unmatured Default, or if, in the opinion of such accountants, any Default or Unmatured Default shall exist, stating the nature and status thereof, and (ii) unless the Guaranty Termination Date has occurred, a Guarantor Financial Report for such Fiscal Year for each Guarantor, which Guarantor Financial Report shall substantially represent the combined results of operations for each Guarantor and its Subsidiaries (subject to the qualifications set forth in the form attached hereto as Exhibit F) as of the end of and for such Fiscal Year, certified (subject to the qualifications set forth in the form attached hereto as Exhibit F) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer, the treasurer or the chief accounting officer of the applicable Guarantor.

(b)                                 As soon as practicable and in any event within 45 days after the close of the first three Fiscal Quarters of each of its Fiscal Years, (i) for itself and its Subsidiaries, consolidated unaudited balance sheets as at the close of each such period and consolidated statements of income, retained earnings and cash flows for the period from the beginning of such Fiscal Year to the end of such quarter, all certified by its president or chief financial officer, and (ii) unless the Guaranty Termination Date has occurred, a Guarantor Financial Report for such Fiscal Quarter (and for the portion of the Fiscal Year ended at the end of such Fiscal Quarter) for each Guarantor, which Guarantor Financial Report shall substantially represent the combined results of operations for each Guarantor and its Subsidiaries (subject to the qualifications set forth in the form attached hereto as Exhibit F) as of the end of and for such Fiscal Quarter (and for such portion of the Fiscal Year), certified (subject to the qualifications set forth in the form attached hereto as Exhibit F) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer, the treasurer or the chief accounting officer of the applicable Guarantor.

(c)                                  Together with the financial statements required by clauses (a) and (b) above, a certificate in substantially the form of Exhibit C hereto signed by its president or chief financial officer (i) showing the calculations necessary to determine compliance with this Agreement, (ii) stating that no Default or Unmatured Default exists, or if any Default or Unmatured Default exists, stating the nature and status thereof, and (iii) unless the Guaranty Termination Date has occurred, setting forth in reasonable detail the calculation of the Guarantor Adjusted EBITDA for the Measurement Period ending on the last day of the period covered by such financial statements.

(d)                                 Promptly upon learning thereof, notice that the Borrower or any Subsidiary will be required to make a Deficit Reduction Contribution for any Single Employer Plan for any Fiscal Year, and within 270 days after the close of each Fiscal Year, a statement of the Funded Current Liability Percentage of each Single Employer Plan, certified as correct by an actuary enrolled under ERISA.

(e)                                  As soon as possible and in any event within ten (10) days after the Borrower knows that any Termination Event has occurred with respect to any Plan, a statement, signed by the chief financial officer of the Borrower, describing said Termination Event and the action which the Borrower proposes to take with respect thereto.

(f)                                    As soon as possible and in any event within ten (10) days after the Borrower learns thereof, notice of the assertion or commencement of any claims, action, suit or proceeding against or affecting the Company or any Subsidiary which may reasonably be expected to have a Material Adverse Effect.

(g)                                 Promptly upon learning thereof, notice of any change in the credit rating of the Borrower’s senior unsecured long term debt by S&P or Moody’s.

(h)                                 Promptly upon the furnishing thereof to the shareholders of the Borrower, copies of all financial statements, reports and proxy statements so furnished.

(i)                                     Promptly upon the filing thereof, copies of all registration statements and annual, quarterly, monthly or other regular reports which the Borrower or any of its Subsidiaries files with the Securities and Exchange Commission.

(j)                                     Such other information (including, without limitation, non-financial information) as the Administrative Agent or any Lender may from time to time reasonably request.

6.2.                              Use of Proceeds.  The Borrower will, and will cause each Subsidiary to, use the proceeds of the Credit Extensions to meet the general corporate needs of the Borrower and its Subsidiaries, including commercial paper support and the refinancing of existing indebtedness.  The Borrower will not, nor will it permit any Subsidiary to, use any of the proceeds of the Advances to purchase or carry any “margin stock” (as defined in Regulation U) or to finance the acquisition of any Person which has not been approved and recommended by the board of directors (or functional equivalent thereof) of such Person.

6.3.                              Notice of Default.  The Borrower will give prompt notice in writing to the Lenders of the occurrence of (a) any Default or Unmatured Default and (b) any other event or development, financial or other, relating specifically to the Borrower or any of its Subsidiaries (and not of a general economic or political nature) which could reasonably be expected to have a Material Adverse Effect.

6.4.                              Conduct of Business.  The Borrower will, and will cause each Subsidiary to, (a) carry on and conduct its business in substantially the same manner and in substantially the same fields of enterprise as it is presently conducted, and will not, and will not permit any of its Subsidiaries to, engage in any business other than (i) businesses in the same fields of enterprise as now conducted by the Borrower and its Subsidiaries or (ii) businesses that are reasonably related or incidental thereto or that, in the judgment of the board of directors of the Borrower, are reasonably expected to materially enhance the other businesses in which the Borrower and its Subsidiaries are engaged, and (b) do all things necessary to remain duly organized, validly existing and in good standing in its jurisdiction of organization and maintain all requisite authority to conduct its business in each jurisdiction in which its business is conducted, except where failure to be in such good standing or so qualified or authorized could not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 6.4 shall prohibit the dissolution or sale, transfer or other disposition of any Subsidiary (other than, unless the Guaranty Termination Date has occurred, a Subsidiary that is a Guarantor) that is not otherwise prohibited by this Agreement.

6.5.                              Taxes.  The Borrower will, and will cause each Subsidiary to, timely file complete and correct United States federal and applicable foreign, state and local tax returns required by applicable law and pay when due all taxes, assessments and governmental charges and levies upon it or its income, profits or Property, except those which are being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been set aside.

6.6.                              Insurance.  The Borrower will, and will cause each Subsidiary to, maintain with financially sound and reputable insurance companies insurance on all their Property in such amounts and covering such risks as is consistent with sound business practice, and the Borrower will furnish to the Administrative Agent and any Lender upon request full information as to the insurance carried.

6.7.                              Compliance with Laws.  The Borrower will, and will cause each Subsidiary to, comply with all laws, rules, regulations, orders, writs, judgments, injunctions, decrees or awards to which it may be subject, the failure to comply with which could reasonably be expected to have a Material Adverse Effect.

6.8.                              Maintenance of Properties.  The Borrower will, and will cause each Subsidiary to, do all things necessary to maintain, preserve, protect and keep its Property in good repair, working order and condition, and make all necessary and proper repairs, renewals and replacements so that its business carried on in connection therewith may be properly conducted at all times.

6.9.                              Inspection.  The Borrower will, and will cause each Subsidiary to, permit the Administrative Agent and the Lenders, by their respective representatives and agents, to inspect any of the Property, corporate books and financial records of the Borrower and each Subsidiary, to examine and make copies of the books of accounts and other financial records of the Borrower and each Subsidiary, and to discuss the affairs, finances and accounts of the Borrower and each Subsidiary with, and to be advised as to the same by, their respective officers at such reasonable times and intervals as the Lenders may designate.  The Borrower will keep or cause to be kept, and cause each Subsidiary to keep or cause to be kept, appropriate records and books of account in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with Agreement Accounting Principles consistently applied.

6.10.                        Capital Stock and Dividends.  So long as any Default or Unmatured Default has occurred and is continuing before or immediately after giving effect thereto, the Borrower will not declare or pay any dividends or make any distributions on its capital stock (other than dividends payable in its own capital stock) or redeem, repurchase or otherwise acquire or retire any of its capital stock or any options or other rights in respect thereof at any time outstanding.

6.11.                        Merger.  The Borrower will not (a) consolidate or merge with or into any Person, (b) sell, lease or otherwise transfer all or substantially all of its assets to any other Person, or (c) unless the Guaranty Termination Date has occurred, sell, transfer or otherwise dispose of its interest in any Guarantor; provided that (i) the Borrower may merge with any Wholly-Owned Subsidiary (other than, unless the Guaranty Termination Date has occurred, a Guarantor or a Subsidiary of a Guarantor) if immediately after such merger no Default shall have occurred and be continuing and such Wholly-Owned Subsidiary shall expressly assume in writing all of the obligations of the Borrower hereunder, and under the Notes (if any), and (ii) the Borrower may merge with any other Person (other than, unless the Guaranty Termination Date has occurred, a

Guarantor or a Subsidiary of a Guarantor) if (A) the Borrower is the corporation surviving such merger and (B) immediately after giving effect to such merger, no Default or Unmatured Default shall have occurred and be continuing.  Unless the Guaranty Termination Date has occurred, the Borrower will not permit (1) any Guarantor to consolidate or merge with or into any other Person unless the Guarantor is the surviving entity, (2) any Subsidiary of any Guarantor to consolidate or merge with or into any other Person unless, immediately after giving effect to such consolidation or merger, Guarantor Adjusted EBITDA is not less than the Minimum Guarantor EBITDA, (3) any Guarantor to sell, lease or otherwise transfer all or substantially all of its assets to any other Person, or (4) any Subsidiary of any Guarantor to sell, lease or otherwise transfer all or substantially all of its assets to another Person unless, immediately after giving effect to such sale, lease or other transfer, Guarantor Adjusted EBITDA is not less than the Minimum Guarantor EBITDA.

6.12.                        Liens.  The Borrower will not, nor will it permit any Subsidiary to, create, incur, or suffer to exist any Lien in, of or on the Property of the Borrower or any of its Subsidiaries, except:

(a)          Liens for taxes, assessments or governmental charges or levies on its Property if the same shall not at the time be delinquent or thereafter can be paid without penalty, or are being contested in good faith and by appropriate proceedings and for which adequate reserves in accordance with generally accepted principles of accounting shall have been set aside on its books;

(b)         Liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens and other similar liens arising in the ordinary course of business which secure the payment of obligations not more than sixty (60) days past due or which are being contested in good faith by appropriate proceedings and for which adequate reserves shall have been set aside on its books;

(c)          Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation;

(d)         Utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character and which do not in any material way affect the marketability of the same or interfere with the use thereof in the business of the Borrower or the Subsidiaries;

(e)          Banker’s liens, rights of set-off or similar rights in favor of a depository institution with respect to deposit accounts maintained with a depository institution in the ordinary course of business and securing obligations with respect to the maintenance of such accounts (and in no event securing any Indebtedness or other obligations);

(f)            Any Lien arising by operation of law in the ordinary course of business in respect of any obligation which is less than sixty (60) days overdue or which is being contested in good faith and by appropriate means and for which adequate reserves have been made;

(g)         Liens created by any of the Borrower or its Subsidiaries over deposits and investments in the ordinary course of such Person’s insurance and reinsurance business to comply with the requirements of any regulatory body of insurance or insurance brokerage business;

(h)         Any Liens arising for the benefit of a credit institution pursuant to Clause 18 General Banking Conditions of the Netherlands Bankers Association (Algemene Voorwaarden van de Nederlandse Vereniging van Banken) in respect of any bank account held with a credit institution in the Netherlands;

(i)             Liens over and limited to the balance of credit balances on bank accounts of the Borrower and its Subsidiaries created in order to facilitate the operation of such bank accounts and other bank accounts of the Borrower and its Subsidiaries on a net balance basis with credit balances and debit balances on the various accounts being netted off for interest purposes; and

(j)             Other Liens securing an aggregate principal amount of obligations at no time exceeding an amount equal to ten percent (10%) of Consolidated Net Worth at such time; provided, however that during any period when the sum of (i) the aggregate principal amount of all obligations secured pursuant to this Section 6.12(h) plus (ii) the aggregate Unfunded Current Liabilities of all Single Employer Plans exceeds ten percent (10%) of Consolidated Net Worth, the creation of additional Liens otherwise allowed hereunder shall be permitted by this Section 6.12(h) only to the extent they secure an aggregate principal amount of obligations not in excess of one percent (1%) of Consolidated Net Worth.

6.13.                        Affiliates.  The Borrower will not, and will not permit any Subsidiary to, enter into any transaction (including, without limitation, the purchase or sale of any Property or service) with, or make any payment or transfer to, any Affiliate except (a) for transactions between the Borrower and any Wholly Owned Subsidiary of the Borrower or between Wholly Owned Subsidiaries of the Borrower or (b) in the ordinary course of business and pursuant to the reasonable requirements of the Borrower’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than the Borrower or such Subsidiary would obtain in a comparable arm’s-length transaction.

6.14.                        Change in Fiscal Year.  The Borrower shall not change its Fiscal Year to end on any date other than December 31 of each year.

6.15.                        Inconsistent Agreements.  The Borrower shall not, nor shall it permit any Subsidiary to, enter into any indenture, agreement, instrument or other arrangement which, (a) directly or indirectly prohibits or restrains, or has the effect of prohibiting or restraining, or imposes materially adverse conditions upon, the incurrence of the Obligations, the amending of the Loan Documents or the ability of any Subsidiary to (i) pay dividends or make other distributions on its capital stock, (ii) make loans or advances to the Borrower or any other Loan

Party, (iii) repay loans or advances from the Borrower or any other Loan Party or (iv) unless the Guaranty Termination Date has occurred, fulfill its Obligations under any Subsidiary Guaranty or (b) contains any provision which would be violated or breached by the making of Advances or by the performance by the Borrower or any Loan Party of any of its obligations under any Loan Document.

6.16.                        Dispositions.  The Borrower will not make any Disposition or permit any Subsidiary to make any Disposition, except:

(a)          Dispositions of inventory in the ordinary course of business;

(b)         Dispositions of Property to the Borrower or any Subsidiary of the Borrower, provided that (i) unless the Guaranty Termination Date has occurred, after giving effect to any such Disposition, Guarantor Adjusted EBITDA is not less than the Minimum Guarantor EBITDA, and (ii) such Disposition is not otherwise prohibited by the terms hereof;

(c)          Dispositions of premium finance receivables pursuant to (i) the Second Amended and Restated Purchase Agreement, dated as of March 30, 2001, by and among Cananwill Premium Credit Trust, Cananwill Corporation, the Borrower, the Purchasers and Managing Agents listed on the signature pages thereto and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, NA), as Administrative Agent, (ii) the Receivables Purchase Agreement, dated as of December 11, 2002, by and among Cananwill Canada Limited, the Borrower and CIBC Mellon Trust Company, in its capacity as Trustee of Plaza Trust, (iii) the Amended and Restated Receivables Purchase Agreement, dated as of December 19, 2002, by and among Cananwill Receivables Purchase Facility, L.L.C., Canawill Europe Limited, the Borrower, the Purchasers and Managing Agents listed on the signature pages thereto and JP Morgan Chase Bank, N.A. (successor by merger to Bank One, NA), as administrative agent, and (iv) Receivables Facilities Agreement, dated as of December 20, 2001, by and among Abel Tasman Holdings Pty Limited, Cananwill Australia Pty Limited, Cananwill, Inc. and ABN AMRO Asset Management (Australia) Limited, in each case as the same may be modified, amended or supplemented from time to time, provided that such modification, amendment or supplement does not change the fundamental nature thereof (each, a “Cananwill Securization”);

(d)         Dispositions by Subsidiaries primarily engaged in insurance underwriting or related activities from their investment portfolios in the ordinary course of business;

(e)          Dispositions of investments in cash equivalents in the usual course of treasury business; and

(f)            Any other Dispositions of Property, which (i) in the aggregate, in any Fiscal Year, constitute no more than 10% of the consolidated assets (based on book value) of the Borrower and its Subsidiaries as of the end of the preceding Fiscal Year, and (ii) in the aggregate, after the date of this Agreement, constitute no more than 25% of the consolidated assets (based on book value) of the Borrower and its Subsidiaries as of

December 31, 2004 or, if higher, as of the end of the Fiscal Quarter immediately preceding the date on which such determination is made, provided that in each case (A) after giving effect to any such Disposition, unless the Guaranty Termination Date has occurred, Guarantor Adjusted EBITDA is not less than the Minimum Guarantor EBITDA, and (B) such Disposition is not otherwise prohibited by the terms hereof.

6.17.                        Financial Covenants.

6.17.1.               Minimum Consolidated Net Worth.  The Borrower shall at all times maintain a minimum Consolidated Net Worth of at least $2,500,000,000.

6.17.2.               Consolidated Adjusted EBITDA to Consolidated Interest Expense.  The Borrower will maintain as of the last day of each Measurement Period a ratio of Consolidated Adjusted EBITDA to Consolidated Interest Expense of not less than 4.0 to 1.0.

6.17.3.               Consolidated Leverage Ratio.  The Borrower will maintain as of the last day of each Measurement Period a Consolidated Leverage Ratio of not more than 3.0 to 1.0.

6.17.4.               Minimum Guarantor EBITDA.  If, at the end of any Fiscal Quarter or Fiscal Year prior to the occurrence of the Guaranty Termination Date, the Guarantor Adjusted EBITDA for any Measurement Period is less than the Minimum Guarantor EBITDA, the Borrower shall, within 30 days after the delivery of the certificate pursuant to Section 6.1(c) setting forth the Guarantor Adjusted EBITDA as of the end of such Fiscal Quarter or Fiscal Year, deliver to the Administrative Agent one or more additional Subsidiary Guaranties from one or more additional Guarantors such that the Guarantor Adjusted EBITDA as of the end of such quarter, on a pro forma basis taking into account such additional Subsidiary Guaranties, is not less than the Minimum Guarantor EBITDA.

6.18.                        ERISA.  The Borrower will (a) fulfill, and cause each member of the Controlled Group to fulfill, its obligations under the minimum funding standards of ERISA and the Code with respect to each Plan, (b) comply, and cause each member of the Controlled Group to comply, with all applicable provisions of ERISA and the Code with respect to each Plan, except where such failure or noncompliance individually or in the aggregate would not have a Material Adverse Effect and (c) not, and not permit any member of the Controlled Group to, (i) seek a waiver of the minimum funding standards under ERISA, (ii) terminate or withdraw from any Plan or (iii) take any other action with respect to any Plan which would reasonably be expected to entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Plan, unless the actions or events described in the foregoing clauses (i), (ii) or (iii) individually or in the aggregate would not have a Material Adverse Effect.

6.19.                        Guarantors.  Unless the Guaranty Termination Date has occurred, the Borrower shall cause each of the Guarantors to (a) preserve its separate existence as required by Section 6.4, (b) comply in all material respects with the requirements of its organizational documents and other governing instruments (including bylaws), (c) not conduct business under the name of the

Borrower or any other Guarantor, (d) maintain (to the extent not otherwise maintained by the Borrower) appropriate books and records to properly reflect its business and financial affairs, (e) maintain full and complete records of all transactions with the Borrower and other Subsidiaries of the Borrower, and (f) cause each of its Subsidiaries to maintain its own bank accounts and not commingle any of its funds with any other Person.

6.20.                        Indebtedness.  Unless the Guaranty Termination Date has occurred, the Borrower will not permit any Subsidiary to create, incur, assume or suffer to exist any Indebtedness, except:

(a)                                          Indebtedness under the Loan Documents;

(b)                                         Indebtedness under the Euro Facility, and any renewal and refinancing thereof, provided that the committed amount thereof is not increased and no other Subsidiary (other than a Foreign Subsidiary that becomes a borrower thereunder) becomes obligated in respect thereof;

(c)                                          Indebtedness owed to a Person (i) of which such Subsidiary is a Subsidiary, (ii) which is a Guarantor or a Subsidiary of a Guarantor if such Subsidiary is also a Guarantor or Subsidiary of a Guarantor (provided, however, that for the purposes of this clause (ii), Aon Holdings UK Ltd and each of its Wholly Owned Subsidiaries shall each be deemed to be a “Subsidiary” of Aon Group, Inc. so long as Aon Group, Inc. holds at least 40% of the equity interests in Aon Holdings UK Ltd), or (iii) which is a Subsidiary of the Borrower if such Subsidiary is not a Guarantor or Subsidiary of a Guarantor;

(d)                                 Indebtedness under performance bonds, surety bonds or letter of credit obligations to provide security under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation, and bank overdrafts, in each case, incurred in the ordinary course of business;

(e)                                  Indebtedness of any Subsidiary existing as of the date hereof (other than Indebtedness described in clause (a) or (b) above), and any renewal and refinancing thereof, provided that the principal amount thereof is not increased and no other Subsidiary becomes obligated in respect thereof (except that (i) the Borrower and any of its Subsidiaries may become obligated in respect of any such Indebtedness of a Guarantor or any of its Subsidiaries, and (ii) any Subsidiary which is neither a Guarantor nor a Subsidiary of a Guarantor may become obligated in respect of any such Indebtedness);

(f)                                    Indebtedness under Hedging Agreements entered into in the ordinary course of business and not for speculative purposes;

(g)                                 Indebtedness (to the extent such Indebtedness either (i) arises under clause (i) of the definition of “Indebtedness” or (ii) would not be reflected as indebtedness on a balance sheet of the Borrower and its Subsidiaries, calculated on a consolidated basis) under any Cananwill Securitization; and

(h)                                 other Indebtedness in an aggregate amount outstanding at any time not to exceed €800,000,000 minus the amount of Indebtedness then outstanding under the Euro Facility and any renewal or refinancing thereof.

6.21.                        Acquisitions. The Borrower will not make, or permit any of its Subsidiaries to make, any Acquisition, unless (a) after giving effect to such Acquisition, no Default shall have occurred or be continuing or would result from such Acquisition, (b) after giving effect to such Acquisition, the Borrower would be in pro forma compliance with Section 6.17 hereof as of the most recently ended Fiscal Quarter for which financial statements have been delivered under Section 6.1, (c) the aggregate consideration (as determined reasonably and in good faith by the Borrower) for all such Acquisitions in any Fiscal Year does not exceed 10% of the consolidated assets of the Borrower and its Subsidiaries as of the end of the preceding Fiscal Year, (d) the aggregate consideration (as determined reasonably and in good faith by the Borrower) for all such Acquisitions after the date of this Agreement does not exceed 25% of the consolidated assets of the Borrower and its Subsidiaries as of December 31, 2004 or, if higher, as of the end of the Fiscal Quarter immediately preceding the date on which such determination is made, (e) after giving effect to any such Acquisition, Guarantor Adjusted EBITDA is not less than the Minimum Guarantor EBITDA, and (f) such Acquisition is not otherwise prohibited by the terms hereof.

ARTICLE VII
DEFAULTS

The occurrence of any one or more of the following events shall constitute a Default:

7.1.                              Any representation or warranty made or deemed made by or on behalf of the Borrower or any of its Subsidiaries to the Lenders or the Administrative Agent under or in connection with this Agreement, any other Loan Document, any Credit Extension, or any certificate or information delivered in connection with this Agreement or any other Loan Document shall be false in any material respect on the date as of which made or deemed made.

7.2.                              Nonpayment of any principal of any Loan when due, nonpayment of any Reimbursement Obligation within one (1) Business Day after the same becomes due or nonpayment of any interest upon any Loan or of any facility fee, utilization fee, LC Fee or other fee or obligation under any of the Loan Documents within three (3) Business Days after the same becomes due.

7.3.                              The breach by the Borrower of any of the terms or provisions of Section 6.2, Section 6.3(a) or Sections 6.10 through 6.21.

7.4.                              The breach by the Borrower or (prior to the Guaranty Termination Date) any Guarantor (other than a breach which constitutes a Default under Section 7.1, 7.2 or 7.3) of any of the terms or provisions of this Agreement or any Subsidiary Guaranty to which it is a party which is not remedied within twenty (20) days after written notice from the Administrative Agent or any Lender.

7.5.                              Failure of the Borrower or any of its Subsidiaries to pay any Indebtedness aggregating in excess of $25,000,000 when due; or the default by the Borrower or any of its

Subsidiaries in the performance of any term, provision or condition contained in any agreement or agreements under which any such Indebtedness was created or is governed, or the occurrence of any other event or existence of any other condition, the effect of any of which is to cause, or to permit the holder or holders of such Indebtedness to cause, such Indebtedness to become due prior to its stated maturity; or any such Indebtedness of the Borrower or any of its Subsidiaries shall be declared to be due and payable or required to be prepaid (other than by a regularly scheduled payment) prior to the stated maturity thereof.

7.6.                              The Borrower or any of its Subsidiaries (other than Immaterial Subsidiaries) shall (a) have an order for relief entered with respect to it under the Federal bankruptcy laws as now or hereafter in effect, (b) make an assignment for the benefit of creditors, (c) apply for, seek, consent to, or acquiesce in, the appointment of a receiver, custodian, trustee, examiner, liquidator or similar official for it or any Substantial Portion of its Property, (d) institute any proceeding seeking an order for relief under the Federal bankruptcy laws as now or hereafter in effect or seeking to adjudicate it a bankrupt or insolvent, or seeking dissolution, winding-up, liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or fail to file an answer or other pleading denying the material allegations of any such proceeding filed against it, (e) take any corporate action to authorize or effect any of the foregoing actions set forth in this Section 7.6, (f) fail to contest in good faith any appointment or proceeding described in Section 7.7 or (g) become unable to pay, not pay, or admit in writing its inability to pay, its debts generally as they become due.

7.7.                              Without the application, approval or consent of the Borrower or any of its Subsidiaries, a receiver, trustee, examiner, liquidator or similar official shall be appointed for the Borrower or any of its Subsidiaries or any Substantial Portion of its Property, or a proceeding described in Section 7.6(d) shall be instituted against the Borrower or any of its Subsidiaries and such appointment continues undischarged or such proceeding continues undismissed or unstayed for a period of sixty (60) consecutive days.

7.8.                              Any court, government or governmental agency shall condemn, seize or otherwise appropriate, or take custody or control of (each, a “Condemnation”), all or any portion of the Property of the Borrower and its Subsidiaries which, when taken together with all other Property of the Borrower and its Subsidiaries so condemned, seized, appropriated, or taken custody or control of, during the twelve-month period ending with the month in which any such Condemnation occurs, constitutes a Substantial Portion.

7.9.                              The Borrower or any of its Subsidiaries shall fail within thirty (30) days to pay, bond or otherwise discharge any judgment or order for the payment of money in excess of $25,000,000 (or multiple judgments or orders for the payment of an aggregate amount in excess of $50,000,000), which is not stayed on appeal or otherwise being appropriately contested in good faith and as to which no enforcement actions have been commenced.

7.10.                        Any Change in Control shall occur.

7.11.                        (a) It shall be determined by the Borrower or any Subsidiary or the actuary of either that the Funded Current Liability Percentage of any Single Employer Plan is such that the

Borrower or any Subsidiary shall be required to make a Deficit Reduction Contribution for such Plan with respect to any plan year or (b) any Termination Event shall occur in connection with any Plan which could reasonably be expected to have a Material Adverse Effect.

7.12.                        Prior to the Guaranty Termination Date, any Subsidiary Guaranty after delivery thereof pursuant to this Agreement shall for any reason cease to be valid and binding on or enforceable against any Loan Party party to it, or any such Loan Party shall so state in writing.

ARTICLE VIII
ACCELERATION, WAIVERS, AMENDMENTS AND REMEDIES

8.1.                              Acceleration; Facility LC Collateral Account.  (a)  If any Default described in Section 7.6 or 7.7 occurs with respect to the Borrower or (prior to the Guaranty Termination Date) any Guarantor, the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs shall automatically terminate and the Obligations shall immediately become due and payable without any election or action on the part of the Administrative Agent, any LC Issuer or any Lender and the Borrower will be and become thereby unconditionally obligated, without any further notice, act or demand, to pay to the Administrative Agent in immediately available funds, which funds shall be held in the Facility LC Collateral Account, an amount equal to the excess of (i) the amount of LC Obligations at such time, over (ii) the amount on deposit in the Facility LC Collateral Account at such time which is free and clear of all rights and claims of third parties and has not been applied against the Reimbursement Obligations (such excess amount, the “Collateral Shortfall Amount”).  If any other Default occurs, the Required Lenders (or the Administrative Agent with the consent or upon the instruction of the Required Lenders) may (i) terminate or suspend the obligations of the Lenders to make Loans hereunder and the obligation and power of the LC Issuers to issue Facility LCs, or declare the Obligations to be due and payable, or both, whereupon the Obligations shall become immediately due and payable, without presentment, demand, protest or notice of any kind, all of which the Borrower hereby expressly waives, and (ii) upon notice to the Borrower and in addition to the continuing right to demand payment of all amounts payable under this Agreement, make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account for application as provided below.

(b)                                 If at any time while any Default is continuing, the Administrative Agent determines that the Collateral Shortfall Amount at such time is greater than zero, the Administrative Agent may make demand on the Borrower to pay, and the Borrower will, forthwith upon such demand and without any further notice or act, pay to the Administrative Agent the Collateral Shortfall Amount, which funds shall be deposited in the Facility LC Collateral Account for application as provided below.

(c)                                  The Administrative Agent may, at any time or from time to time after funds are deposited in the Facility LC Collateral Account, apply such funds to the payment of the Reimbursement Obligations and (only if a Default under Section 7.2 has occurred with respect thereto and is continuing) to the payment of any other amounts as shall from time to time be due and payable to the Lenders, the Administrative Agent or the LC Issuers under the Loan Documents.

(d)                                 At any time while any Default is continuing, neither the Borrower nor any Person claiming on behalf of or through the Borrower shall have any right to withdraw any of the funds held in the Facility LC Collateral Account.  After all of the Reimbursement Obligations have been indefeasibly paid in full, any funds remaining in the Facility LC Collateral Account shall be returned by the Administrative Agent to the Borrower or paid to whomever may be legally entitled thereto at such time.

(e)                                  If, within ten (10)  Business Days after (i) acceleration of the maturity of the Obligations or (ii) termination of the obligations of the Lenders to make Loans and the obligation of the LC Issuers to issue Facility LCs hereunder as a result of any Default (other than any Default as described in Section 7.6 or 7.7 with respect to the Borrower) and before any judgment or decree for the payment of the Obligations due shall have been obtained or entered, the Required Lenders (or, in the case of an acceleration and/or termination upon the occurrence of a Default under Section 7.10, the Modified Required Lenders), in their sole discretion, shall so direct the Administrative Agent, then the Administrative Agent shall, by notice to the Borrower, rescind and annul such acceleration and/or termination.

8.2.                              Amendments.  Subject to the provisions of this Article VIII, the Required Lenders (or the Administrative Agent with the consent in writing of the Required Lenders) and the Borrower may enter into agreements supplemental hereto for the purpose of adding or modifying any provisions to the Loan Documents or changing in any manner the rights of the Lenders or the Borrower hereunder or thereunder or waiving any Default hereunder or thereunder; provided, however, that no such supplemental agreement shall, without the consent of each Lender:

(a)                                  Extend the Facility Termination Date, compromise or forgive the principal amount of any Loan or Reimbursement Obligation, or reduce the rate of interest or compromise or forgive payment of interest on any Loan or Reimbursement Obligation, or reduce the amount of any fee payable hereunder;

(b)                                 Reduce the percentage specified in the definition of Required Lenders or Modified Required Lenders;

(c)                                  Increase the amount of the Commitment of any Lender hereunder;

(d)                                 Amend this Section 8.2;

(e)                                  Permit any assignment by the Borrower of its Obligations or its rights hereunder;

(f)                                    Except to the extent expressly permitted hereby, extend the expiry date of any Facility LC beyond the Facility Termination Date or increase or extend the commitment of any LC Issuer to issue Facility LCs;

(g)                                 Postpone the date fixed for any payment of principal of or interest on any Loan or Reimbursement Obligation; or

(h)                                 release any of the Cash Collateral provided pursuant to Section 2.19.13 (except for amounts in excess of the amount required by such section).

provided, further, that no such supplemental agreement shall, without the consent of the Modified Required Lenders, (i) amend the definition of “Change in Control”, (ii) amend or waive Section 7.10, or (iii) reduce or limit the obligations of any Guarantor under Section 1 of the Subsidiary Guaranty to which it is a party or release any such Subsidiary Guaranty.

                                                No amendment of any provision of this Agreement relating to the Administrative Agent shall be effective without the written consent of the Administrative Agent and no amendment of any provision relating to any LC Issuer shall be effective without the written consent of such LC Issuer.  The Administrative Agent may waive payment of the fee required under Section 12.3.2 without obtaining the consent of any other party to this Agreement.

8.3.                              Preservation of Rights.  No delay or omission of the Lenders, any LC Issuer or the Administrative Agent to exercise any right under the Loan Documents shall impair such right or be construed to be a waiver of any Default or an acquiescence therein, and the making of a Credit Extension notwithstanding the existence of a Default or the inability of the Borrower to satisfy the conditions precedent to such Credit Extension shall not constitute any waiver or acquiescence.  Any single or partial exercise of any such right shall not preclude other or further exercise thereof or the exercise of any other right, and no waiver, amendment or other variation of the terms, conditions or provisions of the Loan Documents whatsoever shall be valid unless in writing signed by the Lenders required pursuant to Section 8.2, and then only to the extent in such writing specifically set forth.  All remedies contained in the Loan Documents or by law afforded shall be cumulative and all shall be available to the Administrative Agent, the LC Issuers and the Lenders until the Obligations have been paid in full.

ARTICLE IX
GENERAL PROVISIONS

9.1.                              Survival of Representations.  All representations and warranties of the Borrower contained in this Agreement or of the Borrower or any Subsidiary contained in any Loan Document shall survive the making of the Credit Extensions herein contemplated.

9.2.                              Governmental Regulation.  Anything contained in this Agreement to the contrary notwithstanding, neither any LC Issuer nor any Lender shall be obligated to extend credit to the Borrower in violation of any limitation or prohibition provided by any applicable statute or regulation.

9.3.                              Headings.  Section headings in the Loan Documents are for convenience of reference only, and shall not govern the interpretation of any of the provisions of the Loan Documents.

9.4.                              Entire Agreement.  The Loan Documents embody the entire agreement and understanding among the Borrower, the Guarantors, the Administrative Agent, the LC Issuers and the Lenders and supersede all prior agreements and understandings among the Borrower, the Guarantors, the Administrative Agent, the LC Issuers and the Lenders relating to the subject matter thereof other than the fee letter described in Section 10.13.

9.5.                              Several Obligations; Benefits of this Agreement.  The respective obligations of the Lenders hereunder are several and not joint and no Lender shall be the partner or agent of any other (except to the extent to which the Administrative Agent is authorized to act as such).  The failure of any Lender to perform any of its obligations hereunder shall not relieve any other Lender from any of its obligations hereunder.  This Agreement shall not be construed so as to confer any right or benefit upon any Person other than the parties to this Agreement and their respective successors and assigns; provided, however, that the parties hereto expressly agree that each of the Arrangers shall enjoy the benefits of the provisions of Sections 9.6, 9.10 and 10.11 to the extent specifically set forth therein and shall have the right to enforce such provisions on its own behalf and in its own name to the same extent as if it were a party to this Agreement.

9.6.                              Expenses; Indemnification.  The Borrower shall reimburse the Administrative Agent and the Arrangers for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent or the Arrangers, which attorneys may be employees of the Administrative Agent or the Arrangers) paid or incurred by the Administrative Agent or the Arrangers in connection with the preparation, negotiation, execution, delivery, syndication, distribution (including, without limitation, via the internet), review, amendment, modification, and administration of the Loan Documents.  The Borrower also agrees to reimburse the Administrative Agent, the Arrangers, the LC Issuers and the Lenders for any costs, internal charges and out-of-pocket expenses (including attorneys’ fees and time charges of attorneys for the Administrative Agent, the Arrangers, the LC Issuers and the Lenders, which attorneys may be employees of the Administrative Agent, the Arrangers, the LC Issuers or the Lenders) paid or incurred by the Administrative Agent, the Arrangers, any LC Issuer or any Lender in connection with the collection of the Obligations or the enforcement of the Loan Documents.  The Borrower further agrees to indemnify the Administrative Agent, the Arrangers, each LC Issuer and each Lender, their respective affiliates, and each of their directors, officers and employees against all losses, claims, damages, penalties, judgments, liabilities and expenses (including, without limitation, all expenses of litigation or preparation therefor whether or not the Administrative Agent, the Arrangers, any LC Issuer or any Lender or any affiliate is a party thereto and whether brought by any Loan Party or any other Person) which any of them may pay or incur arising out of or relating to this Agreement, the other Loan Documents, the transactions contemplated hereby, or the direct or indirect application or proposed application of the proceeds of any Credit Extension hereunder except to the extent that they are determined in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the party seeking indemnification.  The obligations of the Borrower under this Section 9.6 shall survive the termination of this Agreement.

9.7.                              Numbers of Documents.  All statements, notices, closing documents, and requests hereunder shall be furnished to the Administrative Agent with sufficient counterparts so that the Administrative Agent may furnish one to each LC Issuer and each of the Lenders.

9.8.                              Accounting.  Except as provided to the contrary herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with Agreement Accounting Principles.

9.9.                              Severability of Provisions.  Any provision in any Loan Document that is held to be inoperative, unenforceable, or invalid in any jurisdiction shall, as to that jurisdiction, be inoperative, unenforceable, or invalid without affecting the remaining provisions in that jurisdiction or the operation, enforceability, or validity of that provision in any other jurisdiction, and to this end the provisions of all Loan Documents are declared to be severable.

9.10.                        Nonliability of Lenders.  The relationship between the Borrower on the one hand and the Lenders, each LC Issuer and the Administrative Agent on the other hand shall be solely that of borrower and lender.  Neither the Administrative Agent, the Arrangers nor any Lender shall have any fiduciary responsibilities to the Borrower.  Neither the Administrative Agent, the Arrangers, any LC Issuer nor any Lender undertakes any responsibility to the Borrower to review or inform the Borrower of any matter in connection with any phase of the Borrower’s business or operations.  Neither the Administrative Agent, the Arrangers, any LC Issuer nor any Lender shall have any liability with respect to, and the Borrower hereby waives, releases and agrees not to sue for, any special, indirect, consequential or punitive damages suffered by the Borrower in connection with, arising out of, or in any way related to the Loan Documents or the transactions contemplated thereby.

9.11.                        Confidentiality.  Each Lender agrees to hold any confidential information which it may receive from the Borrower pursuant to this Agreement in confidence, except for disclosure (i) to its Affiliates and to other Lenders (and prospective Lenders) and their respective Affiliates, (ii) to legal counsel, accountants, and other professional advisors to such Lender or to a Transferee (or prospective Transferee), (iii) to regulatory officials or self-regulatory bodies, (iv) to any Person as requested pursuant to or as required by law, regulation, or legal process, (v) to any Person in connection with any legal proceeding to which such Lender is a party, (vi) to such Lender’s direct or indirect contractual counterparties in swap agreements or to legal counsel, accountants and other professional advisors to such counterparties, and (vii) permitted by Section 12.4.  Without limiting Section 9.4, the Borrower agrees that the terms of this Section 9.11 shall set forth the entire agreement between the Borrower and each Lender (including the Administrative Agent) with respect to any confidential information previously or hereafter received by such Lender in connection with this Agreement, and this Section 9.11 shall supersede any and all prior confidentiality agreements entered into by such Lender with respect to such confidential information.

9.12.                        Disclosure.  The Borrower and each Lender hereby acknowledge and agree that Citibank and/or its Affiliates from time to time may hold investments in, make other loans to or have other relationships with the Borrower and its Affiliates.

9.13.                        USA PATRIOT ACT NOTIFICATION.  Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (title III of Pub.L.107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Act.  The Borrower shall provide such information promptly upon the request of a Lender.

ARTICLE X
THE ADMINISTRATIVE AGENT

10.1.                        Appointment.  Citibank, N.A. is hereby appointed by each of the Lenders as its contractual representative (herein referred to as the “Administrative Agent”) hereunder and under each other Loan Document, and each of the Lenders irrevocably (subject to Section 10.12) authorizes the Administrative Agent to act as the contractual representative of such Lender with the rights and duties expressly set forth herein and in the other Loan Documents.  The Administrative Agent agrees to act as such contractual representative upon the express conditions contained in this Article X.  Notwithstanding the use of the defined term “Administrative Agent,” it is expressly understood and agreed that the Administrative Agent shall not have any fiduciary responsibilities to any Lender by reason of this Agreement or any other Loan Document and that the Administrative Agent is merely acting as the contractual representative of the Lenders with only those duties as are expressly set forth in this Agreement and the other Loan Documents.  In its capacity as the Lenders’ contractual representative, the Administrative Agent (i) does not hereby assume any fiduciary duties to any of the Lenders, (ii) is a “representative” of the Lenders within the meaning of Section 1-201 of the Uniform Commercial Code and (iii) is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the other Loan Documents.  Each of the Lenders hereby agrees to assert no claim against the Administrative Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each Lender hereby waives.

10.2.                        Powers.  The Administrative Agent shall have and may exercise such powers under the Loan Documents as are specifically delegated to the Administrative Agent by the terms of each thereof, together with such powers as are reasonably incidental thereto.  The Administrative Agent shall have no implied duties to the Lenders, or any obligation to the Lenders to take any action thereunder, except any action specifically provided by the Loan Documents to be taken by the Administrative Agent.

10.3.                        General Immunity.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be liable to the Borrower or any Lender for any action taken or omitted to be taken by it or them hereunder or under any other Loan Document or in connection herewith or therewith except to the extent such action or inaction is determined in a final non-appealable judgment by a court of competent jurisdiction to have arisen from the gross negligence or willful misconduct of such Person.

10.4.                        No Responsibility for Loans, Recitals, etc.  Neither the Administrative Agent nor any of its directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into, or verify (a) any statement, warranty or representation made in connection with any Loan Document or any borrowing hereunder; (b) the performance or observance of any of the covenants or agreements of any obligor under any Loan Document, including, without limitation, any agreement by an obligor to furnish information directly to each Lender; (c) the satisfaction of any condition specified in Article IV, except receipt of items required to be delivered solely to the Administrative Agent; (d) the existence or possible existence of any Default or Unmatured Default; (e) the validity, enforceability, effectiveness, sufficiency or genuineness of any Loan Document or any other instrument or writing furnished in connection therewith; (f) the value, sufficiency, creation, perfection or priority of any Lien in any collateral security; or (g) the financial condition of the Borrower or any Guarantor of any of the Obligations or of any of the Borrower’s or any such Guarantor’s respective Subsidiaries.  The Administrative Agent shall have no duty to disclose to the Lenders information that is not required to be furnished by the Borrower to the Administrative Agent at such time, but is voluntarily furnished by the Borrower or any other Person to the Administrative Agent (either in its capacity as Administrative Agent or in its individual capacity).

10.5.                        Action on Instructions of Lenders.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and under any other Loan Document in accordance with written instructions signed by the Required Lenders or, if expressly required hereunder, the Modified Required Lenders or all the Lenders, and such instructions and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.  The Lenders hereby acknowledge that the Administrative Agent shall be under no duty to take any discretionary action permitted to be taken by it pursuant to the provisions of this Agreement or any other Loan Document unless it shall be requested in writing to do so by the Required Lenders or, if expressly required hereunder, the Modified Required Lenders or all the Lenders.  The Administrative Agent shall be fully justified in failing or refusing to take any action hereunder and under any other Loan Document unless it shall first be indemnified to its satisfaction by the Lenders pro rata against any and all liability, cost and expense that it may incur by reason of taking or continuing to take any such action.

10.6.                        Employment of Administrative Agents and Counsel.  The Administrative Agent may execute any of its duties as Administrative Agent hereunder and under any other Loan Document by or through employees, agents and attorneys-in-fact and shall not be answerable to the Lenders, except as to money or securities received by it or its authorized agents, for the default or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care.  The Administrative Agent shall be entitled to advice of counsel concerning the contractual arrangement between the Administrative Agent and the Lenders and all matters pertaining to the Administrative Agent’s duties hereunder and under any other Loan Document.

10.7.                        Reliance on Documents; Counsel.  The Administrative Agent shall be entitled to rely upon any Note, notice, consent, certificate, affidavit, letter, telegram, statement, paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, and, in respect to legal matters, upon the opinion of counsel selected by the Administrative Agent, which counsel may be employees of the Administrative Agent.

10.8.                        Administrative Agent’s Reimbursement and Indemnification.  The Lenders agree to reimburse and indemnify the Administrative Agent ratably in proportion to their respective Commitments (or, if the Commitments have been terminated, in proportion to their Commitments immediately prior to such termination) (i) for any amounts not reimbursed by the Borrower for which the Administrative Agent is entitled to reimbursement by the Borrower under the Loan Documents, (ii) for any other expenses incurred by the Administrative Agent on behalf of the Lenders, in connection with the preparation, execution, delivery, administration and enforcement of the Loan Documents (including, without limitation, for any expenses incurred by the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders) and (iii) for any liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of the Loan Documents or any other document delivered in connection therewith or the transactions contemplated thereby (including, without limitation, for any such amounts incurred by or asserted against the Administrative Agent in connection with any dispute between the Administrative Agent and any Lender or between two or more of the Lenders), or the enforcement of any of the terms of the Loan Documents or of any such other documents, provided that (A) no Lender shall be liable for any of the foregoing to the extent any of the foregoing is found in a final non-appealable judgment by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Administrative Agent and (B) any indemnification required pursuant to Section 3.5(g) shall, notwithstanding the provisions of this Section 10.8, be paid by the relevant Lender in accordance with the provisions thereof.  The obligations of the Lenders under this Section 10.8 shall survive payment of the Obligations and termination of this Agreement.

10.9.                        Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Unmatured Default hereunder unless the Administrative Agent has received written notice from a Lender or the Borrower referring to this Agreement describing such Default or Unmatured Default and stating that such notice is a “notice of default”.  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give prompt notice thereof to the Lenders.

10.10.                  Rights as a Lender.  In the event the Administrative Agent is a Lender, the Administrative Agent shall have the same rights and powers hereunder and under any other Loan Document with respect to its Commitment and its Loans as any Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, at any time when the Administrative Agent is a Lender, unless the context otherwise indicates, include the Administrative Agent in its individual capacity.  The Administrative Agent and its Affiliates may accept deposits from, lend money to, and generally engage in any kind of trust, debt, equity or other transaction, in addition to those contemplated by this Agreement or any other Loan Document, with the Borrower or any of its Subsidiaries in which the Borrower or such Subsidiary is not restricted hereby from engaging with any other Person.  The Administrative Agent, in its individual capacity, is not obligated to remain a Lender.

10.11.                  Lender Credit Decision.  Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on the financial statements prepared by the Borrower and such other documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and the other Loan Documents.  Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent, the Arrangers or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents.

10.12.                  Successor Administrative Agent.  The Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower, such resignation to be effective upon the appointment of a successor Administrative Agent or, if no successor

Administrative Agent has been appointed, 45 days after the retiring Administrative Agent gives notice of its intention to resign.  The Administrative Agent may be removed at any time with or without cause by written notice received by the Administrative Agent from the Required Lenders, such removal to be effective on the date specified by the Required Lenders.  Upon any such resignation or removal, the Required Lenders shall have the right to appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Lenders within thirty (30) days after the resigning Administrative Agent’s giving notice of its intention to resign, then the resigning Administrative Agent may appoint, on behalf of the Borrower and the Lenders, a successor Administrative Agent.  Notwithstanding the previous sentence, the Administrative Agent may at any time without the consent of the Borrower or any Lender, appoint any of its Affiliates which is a commercial bank as a successor Administrative Agent hereunder.  If the Administrative Agent has resigned or been removed and no successor Administrative Agent has been appointed, the Lenders may perform all the duties of the Administrative Agent hereunder and the Borrower shall make all payments in respect of the Obligations to the applicable Lender and for all other purposes shall deal directly with the Lenders; provided such Lenders so performing such duties shall be deemed to be an Administrative Agent hereunder with full benefit of all provisions indemnifying the Administrative Agent hereunder.  No successor Administrative Agent shall be deemed to be appointed hereunder until such successor Administrative Agent has accepted the appointment.  Any such successor Administrative Agent shall be a commercial bank having capital and retained earnings of at least $100,000,000.  Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the resigning or removed Administrative Agent.  Upon the effectiveness of the resignation or removal of the Administrative Agent, the resigning or removed Administrative Agent shall be discharged from its duties and obligations hereunder and under the Loan Documents.  After the effectiveness of the resignation or removal of an Administrative Agent, the provisions of this Article X shall continue in effect for the benefit of such Administrative Agent in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent hereunder and under the other Loan Documents.

10.13.                  Fees.  The Borrower agrees to pay to the Administrative Agent and Citigroup Global Markets Inc., for their respective accounts, the fees agreed to by the Borrower, the Administrative Agent and the Arrangers pursuant to that certain letter agreement dated December 16, 2004, or as otherwise agreed from time to time.

10.14.                  Delegation to Affiliates.  The Borrower and the Lenders agree that the Administrative Agent may delegate any of its duties under this Agreement to any of its Affiliates.  Any such Affiliate (and such Affiliate’s directors, officers, agents and employees) which performs duties in connection with this Agreement shall be entitled to the same benefits of the indemnification, waiver and other protective provisions to which the Administrative Agent is entitled under Articles IX and X.

10.15.                  Arrangers and Syndication Agents.  None of the Lenders (or affiliates of Lenders) identified in this Agreement as the “Syndication Agents” or “Arrangers” or “Sole Book Manager” or “Documentation Agent” shall have any right, power, obligation, liability, responsibility or duty under this Agreement in such identified capacity other than those (in the case of those who are Lenders) applicable to all Lenders as such.  Without limiting the foregoing, none of such Lenders (or affiliates of Lenders) shall have or be deemed to have a fiduciary relationship with any Lender.  Each Lender hereby makes the same acknowledgments with respect to such Lenders (and such affiliates) as it makes with respect to the Administrative Agent in Section 10.11.

ARTICLE XI
SETOFF; RATABLE PAYMENTS

11.1.                        Setoff.  In addition to, and without limitation of, any rights of the Lenders under applicable law, if the Borrower becomes insolvent, however evidenced, or any Default occurs, any and all deposits (including all account balances, whether provisional or final and whether or not collected or available) and any other Indebtedness at any time held or owing by any Lender or any Affiliate of any Lender to or for the credit or account of the Borrower may be offset and applied toward the payment of the Obligations owing to such Lender, whether or not the Obligations, or any part thereof, shall then be due.

11.2.                        Ratable Payments.  If any Lender, whether by setoff or otherwise, has payment made to it upon its Outstanding Credit Exposure (other than payments received pursuant to Section 3.1, 3.2, 3.4, 3.5 or 9.6) in a greater proportion than that received by any other Lender, such Lender agrees, promptly upon demand, to purchase a portion of the Aggregate Outstanding Credit Exposure held by the other Lenders so that after such purchase each Lender will hold its ratable proportion of the Aggregate Outstanding Credit Exposure.  If any Lender, whether in connection with setoff or amounts which might be subject to setoff or otherwise, receives collateral or other protection for its Obligations or such amounts which may be subject to setoff, such Lender agrees, promptly upon demand, to take such action necessary such that all Lenders share in the benefits of such collateral ratably in proportion to their Aggregate Outstanding Credit Exposure.  In case any such payment is disturbed by legal process, or otherwise, appropriate further adjustments shall be made.

ARTICLE XII
BENEFIT OF AGREEMENT; ASSIGNMENTS; PARTICIPATIONS

12.1.                        Successors and Assigns.  The terms and provisions of the Loan Documents shall be binding upon and inure to the benefit of the Borrower and the Lenders and their respective successors and assigns permitted hereby, except that (i) the Borrower shall not have the right to assign its rights or obligations under the Loan Documents, (ii) any assignment by any Lender must be made in compliance with Section 12.3 and (iii) any participation must be made in compliance with Section 12.2.  Any attempted assignment or transfer by any party not made in compliance with this Section 12.1 shall be null and void, unless such attempted assignment or transfer is treated as a participation in accordance with Section 12.3.2.  The parties to this Agreement acknowledge that clause (ii) of this Section 12.1 relates only to absolute assignments and this Section 12.1 does not prohibit assignments creating security interests, including, without limitation, (A) any pledge or assignment by any Lender of all or any portion of its rights under this Agreement and any Note to a Federal Reserve Bank or (B) in the case of a Lender which is a Fund, any pledge or assignment of all or any portion of its rights under this Agreement and any Note to its trustee in support of its obligations to its trustee; provided, however, that no such pledge or assignment creating a security interest shall release the transferor Lender from its obligations hereunder unless and until the parties thereto have complied with the provisions of Section 12.3.  The Administrative Agent may treat the Person which made any Loan or which holds any Note as the owner thereof for all purposes hereof unless and until such Person complies with Section 12.3; provided, however, that the Administrative Agent may in its discretion (but shall not be required to) follow instructions from the Person which made any Loan or which holds any Note to direct payments relating to such Loan or Note to another Person.  Any assignee of the rights to any Loan or any Note agrees by acceptance of such assignment to be bound by all the terms and provisions of the Loan Documents.  Any request, authority or consent of any Person, who at the time of making such request or giving such authority or consent is the owner of the rights to any Loan (whether or not a Note has been issued in evidence thereof), shall be conclusive and binding on any subsequent holder or assignee of the rights to such Loan.

12.2.                        Participations.

12.2.1.               Permitted Participants; Effect.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time sell to one or more banks or other entities (“Participants”) participating interests in any Outstanding Credit Exposure of such Lender, any Note held by such Lender, any Commitment of such Lender or any other interest of such Lender under the Loan Documents.  In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under the Loan Documents shall remain unchanged, such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, such Lender shall remain the owner of its Outstanding Credit Exposure and the holder of any Note issued to it in evidence thereof for all purposes under the Loan Documents, all amounts payable by the Borrower under this Agreement shall be determined as if such Lender had not sold such participating interests, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under the Loan Documents.

12.2.2.               Voting Rights.  Each Lender shall retain the sole right to approve, without the consent of any Participant, any amendment, modification or waiver of any provision of the Loan Documents other than any amendment, modification or waiver with respect to any Credit Extension or Commitment in which such Participant has an interest which would require consent of all of the Lenders pursuant to the terms of Section 8.2 or of any other Loan Document.

12.2.3.               Benefit of Certain Provisions.  The Borrower agrees that each Participant which has been identified as such to the Borrower in writing shall be deemed to have the right of setoff provided in Section 11.1 in respect of its participating interest in amounts owing under the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under the Loan Documents; provided, that each Lender shall retain the right of setoff provided in Section 11.1 with respect to the amount of participating interests sold to each Participant.  The Lenders agree to share with each Participant, and each Participant, by exercising the right of setoff provided in Section 11.1, agrees to share with each Lender, any amount received pursuant to the exercise of its right of setoff, such amounts to be shared in accordance with Section 11.2 as if each Participant were a Lender.  The Borrower further agrees that each Participant shall be entitled to the benefits of Sections 3.1, 3.2, 3.4 and 3.5 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 12.3, provided that (i) a Participant shall not be entitled to receive any greater payment under Section 3.1, 3.2 or 3.5 than the Lender who sold the participating interest to such Participant would have received had it retained such interest for its own account, unless the sale of such interest to such Participant is made with the prior written consent of the Borrower, and (ii) any Participant not incorporated under the laws of the United States of America or any State thereof agrees to comply with the provisions of Section 3.5 to the same extent as if it were a Lender.

12.3.                        Assignments.

12.3.1.               Permitted Assignments.  Any Lender may, in the ordinary course of its business and in accordance with applicable law, at any time assign to one or more banks or other entities (“Purchasers”) all or any part of its rights and obligations under the Loan Documents, provided unless a Default or Unmatured Default has occurred and is continuing at the time of such assignment, no Lender or other assignee shall acquire rights under any such assignment that would cause the Commitment of such Lender or assignee to be greater than 20% of the Aggregate Commitment.  Such assignment shall be substantially in the form of Exhibit D or in such other form as may be agreed to by the parties thereto.  The consent of the Borrower and the Administrative Agent shall be required prior to an assignment becoming effective with respect to a Purchaser which is not a Lender, an Affiliate thereof or an Approved Fund; provided, however, that if a Default has occurred and is continuing, the consent of the Borrower shall not be required.  Such consent shall not be unreasonably withheld or delayed.  Each such assignment with respect to a Purchaser which is not a Lender or an Affiliate thereof shall (unless each of the Borrower and the Administrative Agent otherwise consents) be in an amount not less than the lesser of (i) $10,000,000 and in increments of $1,000,000 in excess thereof or (ii) the remaining amount of the assigning Lender’s Commitment or Outstanding Credit Exposure (if the applicable Commitment has been terminated).  The amount of the assignment shall be based on the Commitment or Outstanding Credit Exposure (if the applicable Commitment has been terminated) subject to the assignment, determined as of the date of such assignment or as of the “Trade Date”, if the “Trade Date” is specified in the assignment.

12.3.2.               Effect; Effective Date.  Upon (i) delivery to the Administrative Agent of an assignment, together with any consents required by Section 12.3.1, and (ii) payment of a $3,500 fee to the Administrative Agent for processing such assignment, such assignment shall become effective on the effective date specified in such assignment.  The assignment shall contain a representation by the Purchaser to the effect that none of the consideration used to make the purchase of the Commitment and Outstanding Credit Exposure under the applicable assignment agreement constitutes “plan assets” as defined under ERISA and that the rights and interests of the Purchaser in and under the Loan Documents will not be “plan assets” under ERISA.  On and after the effective date of such assignment, such Purchaser shall for all purposes be a Lender party to this

Agreement and any other Loan Document executed by or on behalf of the Lenders and shall have all the rights and obligations of a Lender under the Loan Documents, to the same extent as if it were an original party hereto, and no further consent or action by the Borrower, the Lenders or the Administrative Agent shall be required to release the transferor Lender with respect to the percentage of the Aggregate Commitment and Outstanding Credit Exposure assigned to such Purchaser.  In the case of an assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a Lender hereunder but shall continue to be entitled to the benefits of, and subject to, those provisions of this Agreement and the other Loan Documents which survive payment of the Obligations and termination of the applicable agreement.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 12.3 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 12.2.  Upon the consummation of any assignment to a Purchaser pursuant to this Section 12.3.2, the transferor Lender, the Administrative Agent and the Borrower shall, if the transferor Lender or the Purchaser desires that its Loans be evidenced by Notes, make appropriate arrangements so that new Notes or, as appropriate, replacement Notes are issued to such transferor Lender and new Notes or, as appropriate, replacement Notes, are issued to such Purchaser, in each case in principal amounts reflecting their respective Commitments, as adjusted pursuant to such assignment.

12.3.3.               Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in New York, New York a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitments of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

12.4.                        Dissemination of Information.  The Borrower authorizes each Lender to disclose to any Participant or Purchaser or any other Person acquiring an interest in the Loan Documents by operation of law (each a “Transferee”) and any prospective Transferee any and all information in such Lender’s possession concerning the creditworthiness of the Borrower and its Subsidiaries; provided that each Transferee and prospective Transferee agrees to be bound by Section 9.11 of this Agreement.

12.5.                        Tax Treatment.  If any interest in any Loan Document is transferred to any Transferee which is not organized under the laws of the United States or any State thereof, the transferor Lender shall cause such Transferee, concurrently with the effectiveness of such transfer, to comply with the provisions of Section 3.5(d).

ARTICLE XIII
NOTICES

13.1.                        Giving Notice.  Except as otherwise permitted by Section 2.14 with respect to borrowing notices, all notices, requests and other communications to any party hereunder shall be in writing (including electronic transmission, facsimile transmission or similar writing) and shall be given to such party: (a) in the case of the Borrower, any LC Issuer or the Administrative Agent, at its address or facsimile number set forth on the signature pages hereof, (b) in the case of any Lender, at its address or facsimile number set forth below its signature hereto or (c) in the case of any party, at such other address or facsimile number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower in accordance with the provisions of this Section 13.1.  Each such notice, request or other communication shall be effective (i) if given by facsimile transmission, when transmitted to the facsimile number specified in this Section and confirmation of receipt is received, (ii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid, or (iii) if given by any other means, when delivered (or, in the case of electronic transmission, received or confirmed by email) at the address specified in this Section; provided that notices to the Administrative Agent under Article II shall not be effective until received. Except as set forth below, notwithstanding anything to the contrary in this Section, the Borrower shall furnish the materials described in Sections 6.1(a), 6.1(b) and 6.1(i) by email or by posting such materials on an internet web site made available to the Lenders or as otherwise specified to the Borrower by the Administrative Agent.

So long as Citibank or any of its Affiliates is the Administrative Agent, materials required to be delivered pursuant to Sections 6.1(a), 6.1(b) and 6.1(i) shall be delivered to the Administrative Agent in an electronic medium in a format acceptable to the Administrative Agent by e-mail at oploanswebadmin@citigroup.com. The Borrower agrees that the Administrative Agent may make such materials, as well as any other written information, documents, instruments and other materials relating to the Borrower, any of its Subsidiaries or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such materials on Intralinks or a substantially similar electronic system (the “Platform”).  The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of the Communications or the Platform and each expressly disclaims liability for errors or omissions in the Communications or the Platform.  No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with the Platform.

Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communications have been posted to the Platform shall constitute effective delivery of such information, documents or other materials to such Lender for purposes of this Agreement; provided that if requested by any Lender, the Administrative Agent shall deliver a copy of the Communications to such Lender by email or telecopier.  Each Lender agrees (i) to notify the Administrative Agent in writing of such Lender’s e-mail address to which a Notice may be sent by electronic transmission (including by electronic communication) on or before the date such Lender becomes a party to this Agreement (and from time to time thereafter to ensure that the Administrative Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.

13.2.                        Change of Address.  The Borrower, the Administrative Agent, any LC Issuer and any Lender may each change the address for service of notice upon it by a notice in writing to the other parties hereto.

ARTICLE XIV
COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one agreement, and any of the parties hereto may execute this Agreement by signing any such counterpart.  This Agreement shall be effective when it has been executed by the Borrower, the Administrative Agent, each LC Issuer and the Lenders and each party has notified the Administrative Agent by facsimile transmission or telephone that it has taken such action.

ARTICLE XV
CHOICE OF LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL

15.1.                        CHOICE OF LAW.  THE LOAN DOCUMENTS (OTHER THAN THOSE CONTAINING A CONTRARY EXPRESS CHOICE OF LAW PROVISION) SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

15.2.                        CONSENT TO JURISDICTION.  THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE NON-EXCLUSIVE JURISDICTION OF ANY UNITED STATES FEDERAL OR NEW YORK STATE COURT SITTING IN NEW YORK, NEW YORK IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS AND THE BORROWER HEREBY (TO THE FULLEST EXTENT PERMITTED BY LAW) IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT AND IRREVOCABLY WAIVES ANY OBJECTION IT MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH COURT IS AN INCONVENIENT FORUM.  NOTHING HEREIN SHALL LIMIT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER TO BRING PROCEEDINGS AGAINST THE BORROWER IN THE COURTS OF ANY OTHER JURISDICTION.  ANY JUDICIAL PROCEEDING BY THE BORROWER AGAINST THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER OR ANY AFFILIATE OF THE ADMINISTRATIVE AGENT, ANY LC ISSUER OR ANY LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN NEW YORK, NEW YORK.

15.3.                        WAIVER OF JURY TRIAL.  THE BORROWER, THE ADMINISTRATIVE AGENT, EACH LC ISSUER AND EACH LENDER HEREBY WAIVE TRIAL BY JURY IN ANY JUDICIAL PROCEEDING INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER (WHETHER SOUNDING IN TORT, CONTRACT OR OTHERWISE) IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTED WITH ANY LOAN DOCUMENT OR THE RELATIONSHIP ESTABLISHED THEREUNDER.

[signature pages to follow]

IN WITNESS WHEREOF, the Borrower, the Lenders, each LC Issuer and the Administrative Agent have executed this Agreement as of the date first above written.

AON CORPORATION

By:	/s/ Diane Aigotti

Print Name: Diane Aigotti

Title: Treasurer

Address:		Aon Center 200 East Randolph Drive Chicago, Illinois 60601 Attn.: Diane Aigotti

Telecopy:		(312) 381-6060
Telephone:		(312) 381-3230
E-mail:		Diane_Aigotti@aon.com

CITIBANK, N.A.,
individually and as Administrative Agent

By:	/s/ Peter C. Bickford

Print Name: Peter C. Bickford

Title: Vice President

Address:		390 Greenwich St. New York, New York 10013 Attn.: Judith Green

Telecopy:		(212) 723-6794
Telephone:		(212) 723-8548
Email:		judith.green@citigroup.com

ABN AMRO BANK N.V., as Lender

By:	/s/ Neil R. Stein

Print Name: Neil R. Stein

Title: Director

By:	/s/ Bharat Bhojwani

Print Name: Bharat Bhojwani

Title: Vice President

Address:		540 West Madison Street, Suite 2621 Chicago, IL 60661 Attn.: Credit Administration

Telecopy:		(212) 409-1489
Telephone:		(212) 409-1718
Email:		neil.stein@abnamro.com

2

JPMORGAN CHASE BANK, N.A.,
individually and as LC Issuer of the Existing L/C

By:	/s/ Erin O’Rourke

Print Name: Erin O’Rourke

Title: Vice President

Address:		270 Park Avenue 22fl New York, NY 10017

Attn.: Erin O’Rourke

Telecopy:		(212) 270-1511
Telephone:		(212) 270-1504
Email: erin.orourke@jpmorgan.com

THE BANK OF NEW YORK, as Lender

By:	/s/ Thomas McGinley

Print Name: Thomas McGinley

Title: Vice President

Address:	Global Insurance Division One Wall Street, 17th Floor New York, NY 10286 Attn.: Thomas McGinley, VP

Telecopy:	(212) 809-9520
Telephone:	(212) 635-6466
Email: tmcginley@bankofny.com

THE NORTHERN TRUST COMPANY, as Lender

By:	/s/ Forrest Vollrath

Print Name: Forrest Vollrath

Title: Vice President

Address:	50 S. LaSalle, 11th Floor Chicago, IL 60675 Attn.: Ms. Sharon Jackson

Telecopy:	(312) 444-3502
Telephone:	(312) 630-1609
Email:

DEUTSCHE BANK AG NEW YORK, BRANCH, as Lender

By:	/s/ Ruth Leung

Print Name: Ruth Leung

Title: Director

By:	/s/ John S. McGill

Print Name: John S. McGill

Title: Director

Address:		60 Wall Street New York, NY 10005 Attn.: Ruth Leung

Telecopy:		(212) 250-8650
Telephone:		(212) 797-0270
Email: ruth.leung@db.com

THE BANK OF NOVA SCOTIA, as Lender

By:	/s/ Todd Meller

Print Name: Todd Meller

Title: Managing Director

Address:		One Liberty Plaza New York, New York 10006 Attn.: David Mahmood

Telecopy:		(212) 225-5090
Telephone:		(212) 225-5149
Email: david-mahmood@scotiacapital.com

MORGAN STANLEY BANK, as Lender

By:	/s/ Daniel Twenge

Print Name: Daniel Twenge

Title: Vice President

Address:		1633 Broadway, 25th Floor New York, NY 10019
Attn.: Erma Dell’Aquila Edward Henley

Telecopy:		(212) 537-1867/1866
Telephone:		(212) 537-1532/2484
Email:erma.dell’aquila@morganstanley.com
edward.henley@morganstanley.com

ROYAL BANK OF CANADA, as Lender

By:	/s/ Alexander Birr

Print Name: Alexander Birr

Title: Authorized Signatory

Address:		New York Branch One Liberty Plaza – 4th Floor New York, NY 10006 Attn.: Alexander Birr

Telecopy:		(212) 428-6201
Telephone:		(212) 428-6404
Email: alexander.birr@rbccm.com

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Robert C. Meyer

Print Name: Robert C. Meyer

Title: Senior Vice President

By:	/s/ Beth McGinnis

Print Name: Beth McGinnis

Title: Senior Vice President

Address:	230 W. Monroe, Suite 2900 MAC E2616-290 Attn.: Robert C. Meyer

Telecopy:	(312) 845-8606
Telephone:	(312) 345-8623
Email: meyerrc@wellsfargo.com

PNC BANK, N.A., individually and as LC Issuer

By:	/s/ Paul Devine

Print Name: Paul Devine

Title: Vice President & Credit Manager

Address:		One PNC Plaza, 2nd Floor 249 Fifth Avenue Pittsburgh, PA Attn.: Edward Chidiac

Telecopy:		(412) 762-6484
Telephone:		(412) 768-2642
Email: edward.chidiac@pnc.com

THE ROYAL BANK OF SCOTLAND, PLC, as Lender

By:	/s/ Evan Tomaskovic

Print Name: Evan Tomaskovic

Title: Vice President

Address:	600 Steamboat Road Greenwich, CT 06830 Attn.: Evan Tomaskovic

Telecopy:	(203) 618-6755
Telephone:	(203) 422-4782
Email: evan.tomaskovic@gcm.com

FIFTH THIRD BANK (CHICAGO), a Michigan Banking Corporation, as Lender

By:	/s/ Kim Puszczewicz

Print Name: Kim Puszczewicz

Title: Assistant Vice President

Address:	1701 West Golf Road MD GRLM9K Rolling Meadow, Illinois 60008 Attn.: Kim Puszczewicz

Telecopy:	(847) 354-7133
Telephone:	(847) 354-7133
Email: kim.puszczewicz@53.com

STATE STREET BANK AND TRUST COMPANY, as Lender

By:	/s/ Lisa Anne Boutiette

Print Name: Lisa Anne Boutiette

Title: Vice President

Address:	Insurance Credit Services 2AvenuedeLafayette–LCC2N Boston, MA 02111 Attn.: Lisa Anne Boutiette

Telecopy:	(617) 662-2326
Telephone:	(617) 662-3262
Email: laboutiette@statestreet.com

MERRILL LYNCH BANK USA, as Lender

By:	/s/ David Millett

Print Name: David Millett

Title: Vice President

Address:		15W.SouthTemple, Suite 300 Salt Lake City, UT 84101 Attn.: David Millett

Telecopy:		(801) 933-8641
Telephone:		(801) 526-8312
Email: david_millet@ml.com

PRICING SCHEDULE

	Level I	Level II	Level III	Level IV
Borrower Debt Rating*	At least A- by S&P or A3 by Moody’s	At least BBB+ by S&P or Baa1 by Moody’s	At least BBB by S&P or Baa2 by Moody’s	None of Levels I, II or III is applicable

Applicable Facility Fee Rate (bps)	12.5	15.0	17.5	20.0

Applicable Margin for Eurodollar Rate Advances (bps)	25.0	35.0	57.5	80.0

Applicable Utilization Fee Rate (bps)(1)	12.5	12.5	12.5	25.0

*                 In the event of a split rating, (a) if the difference between the two ratings is greater than one sub-grade, the higher rating shall be reduced by one sub-grade, and (b) if Aon Corporation is rated BBB- or lower by S&P or Baa3 or lower by Moody’s, the higher rating shall be ignored.

The Applicable Margin, Applicable Facility Fee Rate and Applicable Utilization Fee Rate shall be determined in accordance with the foregoing table based on the Borrower Debt Ratings from time to time.  The Borrower Debt Rating in effect on any date for the purposes of this Schedule is that in effect at the

(1)          The Applicable Utilization Fee Rate shall be payable only with respect to outstanding Advances and LC Obligations on days when Utilization is greater than 33%.  “Utilization” means, for any day, a percentage equal to the aggregate principal amount of Loans hereunder and LC Obligations hereunder outstanding on such day (and at the close of business on such day if a Business Day) divided by the sum on such day of the Aggregate Commitment; provided that for purposes of computing Utilization the Aggregate Commitment shall be deemed to in no event be less than the aggregate outstanding principal amount of the Loans and LC Obligations.

close of business on such date.  If at any time there is no Borrower Debt Rating from Moody’s or S&P, Level IV shall apply.

SCHEDULE 1

COMMITMENTS

Lender	Commitment
Citibank, N.A.	$60,000,000
ABN Amro Bank N.V.	$60,000,000
JPMorgan Chase Bank, N.A.	$60,000,000
The Bank of New York	$55,000,000
The Northern Trust Company	$43,000,000
Deutsche Bank AG New York Branch	$43,000,000
The Bank of Nova Scotia	$43,000,000
Morgan Stanley Bank	$43,000,000
Royal Bank of Canada	$43,000,000
Wells Fargo Bank, N.A.	$35,000,000
PNC Bank, N.A.	$25,000,000
The Royal Bank of Scotland plc	$25,000,000
Fifth Third Bank	$25,000,000
State Street Bank and Trust Company	$20,000,000
Merrill Lynch Bank USA	$20,000,000

TOTAL	$600,000,000